Exhibit 10.68

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[*]	indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

MASTER FUEL PURCHASE AND SALE AGREEMENT

This Master Fuel Purchase and Sale Agreement (“Master Agreement”) is entered into this 16 day of August, 2007 (the “Effective Date”) by and between [*] (“[*]”) and Williamson Energy. LLC (“Williamson”). [*] and Williamson (each a “Party” and collectively, the “Parties”) may, but shall not be required to, enter into Transactions that will be governed by this Master Agreement. Any capitalized term used herein and not defined in the Article in which it appears shall have the meaning set forth in Article II hereof. [*] and Williamson, in consideration of the premises, covenants and considerations set out herein, and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, intending to be legally bound, hereby agree as follows:

Article I: Transactions

1.1 Procedures.

A Transaction shall be entered into by means of an offer to buy or sell Fuel by either Party to the other Party (through their respective agents and/or representatives) and acceptance of such offer by the other Party as provided herein this Article 1. Any such Transaction shall be evidenced in writing by a Confirmation (as hereinafter defined) as provided herein. Each Party agrees that it shall be legally bound by the terms of a Transaction, as supplemented by this Master Agreement, from the moment on a particular date (“Transaction Date”) those terms are agreed in writing as evidenced by a Confirmation. The manner of entering into a Transaction as described in this Article 1 is intended to be the exclusive manner of forming a binding agreement between the Parties regarding a Transaction. Facsimile signatures shall be considered as original signatures for all purposes under this Master Agreement.

1.2 Confirmations.

(a)	After agreement as to a Transaction, Buyer will execute and send (via facsimile, electronic mail or such other means as permitted by this Master Agreement) to Seller a written confirmation memorializing the Transaction (“Confirmation”), which is substantially in the form attached hereto as Exhibit A-1. Each Confirmation will be promptly executed by Seller, if it accurately sets forth the terms and conditions of the Transaction agreed to by the Parties. Each Confirmation will list the terms and conditions for the agreed Transaction not otherwise covered by this Master Agreement, including, without limitation. Buyer and Seller. Contract Quantity. Term. Nomination Period(s), Scheduling, Contract Price, Source(s), Delivery Point(s), loading capacities. Specifications (set forth in Exhibit A-1). Rejection Limits, premiums and/or penalties, and, if the Transaction includes an Option, Option Quantity, Exercise Date(s), strike price(s) and any other relevant terms agreed to by the Parties, including any specific exceptions to the Master Agreement.

(b)	Except as otherwise provided in this Master Agreement, in the event of any inconsistency between the provisions of this Master Agreement and the terms set forth in a Confirmation, such Confirmation will prevail to the extent such inconsistency is specifically set forth for the purpose of the relevant Transaction only.

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(c)	Each Confirmation shall supplement and form a part of this Master Agreement and shall be read and construed together with this Master Agreement and all other applicable Annexes and Exhibits as a single integrated agreement between the Parties.

(d)	Only those transactions entered into between the Parties prior to the Effective Date and shown on Exhibit B attached hereto (“Existing Transactions”) shall be governed by this Master Agreement, and in the event any terms of this Master Agreement and the Existing Transactions are conflicting or inconsistent, the terms of the Existing Transactions will control unless otherwise specifically set forth on Exhibit B. Any transactions entered into between the Parties prior to the Effective Date and not set forth on Exhibit B shall not be governed by this Master Agreement.

1.3 Representations. On the Effective Date hereof and on the Transaction Date of each Transaction, each Party represents and warrants to the other that:

(a)	It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)	The execution, delivery and performance of this Master Agreement and the relevant Transaction have been duly authorized by all necessary corporate or other organizational action on its part and do not violate or conflict with any law applicable to it, its organizational documents or any order or judgment of a court or other agency of government applicable to it or its assets;

(c)	Its obligations under this Master Agreement and each Transaction are legally valid and binding obligations, enforceable in accordance with their terms. subject to any equitable defenses;

(d)	It has any and all necessary governmental and other third party permits, approvals and licenses required in connection with the execution, delivery and performance of this Master Agreement and any Transaction;

(e)	There are no Bankruptcy Proceedings pending or being contemplated by it or, to its knowledge. threatened against it; and

(f)	There are no Legal Proceedings pending or, to its knowledge, threatened against it or any of its Affiliates that are likely to affect the legality, validity, enforceability or its ability to perform its obligations under this Master Agreement and each Transaction.

Article 2: Term

2.1 Term and Survival of Provisions. The term of this Master Agreement shall commence on the Effective Date and shall remain in effect until terminated by either Party upon thirty (30) days prior written notice; provided, however, that such termination shall not affect or excuse the performance of any Party under any provision of this Master Agreement that by its terms survives any such termination, and this Master Agreement and any relevant Confirmations shall remain in effect with respect to any Transaction(s) entered into on or prior to the date of the termination until each Party has fulfilled all of its obligations with respect to all such Transaction(s).

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2.2 Termination Due to Operational Issues or Environmental Compliance. If, at any time during the term of a Transaction that has a term that exceeds 365 days, and regardless of whether a change in Environmental Related Requirements has occurred, Buyer determines, in its reasonable judgment, that any operational or environmental compliance problem has resulted from the components or characteristics of Seller’s coal or the products of its combustion (including. without limitation, nitrogen oxide emissions, mercury emissions. chlorine emissions, particulate emissions. and carbon emissions) or any other constituent or property of the coal not otherwise specified herein, the Parties shall immediately enter into discussions in a good-faith effort to resolve the problem. If such discussions fail to resolve such problem in a manner that, in Buyer’s judgment, is reasonable and would not impose an unreasonable additional expense on Buyer, then Buyer may terminate this Agreement by giving Seller written notice thereof, which shall specify the effective date of termination and shall be given at least ninety days prior to such date.

2.3 Legislation Affecting Buyer. In the event of the enactment, modification, or revision, to include a change due to judicial or administrative interpretation, of any federal, state or local legislation, rules, regulations, or mandates issued pursuant thereto, on or after the trade date of the relevant Transaction, which prevents (or restricts so as to effectively prevent) Buyer from burning the quality of Coal from the Source. Buyer shall provide a written notice to Seller that describes in detail the effect of such legislation, rules, regulations, or mandates on Buyer’s operations. Upon receipt of this notice, the Parties shall meet and confer in good faith and shall use commercially reasonable efforts to identify steps to mitigate the effect of such legislation on Buyer’s operations, which shall include inspections of Buyer’s facility, the use of third party consultants to examine operating issues at said facility, and the use of Seller’s coal at other facilities of Buyer. In the event that Buyer determines in a commercially reasonable manner that these steps will not mitigate the impact of this legislation, rules, regulations, or mandates on Buyer’s operations, the foregoing shall constitute an event of Force Majeure under Article 7 hereof.

Article 3: Obligations

3.1 Obligations for Purchase and Sale of Fuel. During the Term of each Transaction and subject to all terms and provisions of this Master Agreement, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase, accept and pay for from Seller, the Contract Quantity of Fuel to be delivered at the Delivery Point as provided for in the relevant Confirmation.

3.2 Resale of Coal. Buyer may resell all or part of the coal purchased under this Master Agreement to third parties. Buyer has the right to move coal to other operating units or jointly-owned units. Such moves to other operating units or jointly-owned units are not considered a resale of coal. Buyer’s and Seller’s obligation under this Master Agreement shall not be changed or affected by an such resale of coal except to the extent provided in this Section 3.2. Payments for coal resold by Buyer shall be made to Seller by Buyer. Sampling, weighting and analysis of resold coal pursuant to Article 4 shall be performed at Origin provided, however, a different location may be designated if Buyer and Seller mutually agree. All additional costs resulting from Buyer’s designation of another recipient of coal shall be the sole responsibility of Buyer.

3.3 Scheduling. Except as otherwise specifically provided in the relevant Confirmation, Buyer will advise Seller (in writing or via electronic mail, facsimile, telephone or other mutually acceptable means) on or before the 15th day of each calendar month preceding scheduled shipments of the number of Unit Trains, trucks or barges it desires to load during the succeeding month to fulfill the Contract Quantity and Buyer’s desired loading dates and delivery schedule (“Delivery Schedule”). Seller will advise Buyer (in writing or via electronic mail, facsimile, telephone or other mutually acceptable means) no later than ten (10) days prior to the end of the calendar month preceding shipment of its

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Source mine(s)/loadout(s) for the scheduled monthly shipment(s). The Parties will work together in good faith to agree on a reasonable and mutually acceptable Delivery Schedule within the Nomination Period and within each month during the Nomination Period. Once the Delivery Schedule is agreed there shall be no material changes except through mutual consent. Unless otherwise specifically set forth in the relevant Confirmation, all deliveries will occur in approximate ratable amounts over the Term of a Transaction, and each Party shall use its commercially reasonable efforts to facilitate delivery of the Fuel pursuant to the Delivery Schedule, provided, however, that it is acknowledged by Buyer and Seller that both parties will have scheduled outages during the course of this agreement that will impact the delivery schedule. Both parties will make reasonable efforts to advise the affected party of such scheduled outage periods in a timely manner.

3.4 Delivery.

(a) Barge deliveries. For barge deliveries, the Fuel shall be delivered to Buyer FOB barge at the Delivery Point. Subject to the provisions of Section 5.2 title to and risk of loss of the Fuel will pass to Buyer when each barge, after being fully loaded and trimmed at the Delivery Point in accordance with this Master Agreement, has been delivered to the custody and control of, and has been accepted by, Buyer or its Transporter at the Delivery Point. Buyer or its Transporter shall furnish suitable barges for delivery of the Fuel and Seller shall provide or designate loading points that have adequate and accessible mooring and barge loading facilities sufficient to load the Fuel properly and within the appropriate loading time. Such barges shall be substantially compatible with the Source’s Fuel loading facilities to be utilized by Seller and shall be properly prepared to receive Fuel. Fuel haulage or transportation equipment provided by either Seller or Buyer, as the case may be, shall be clean, dry and suitable for the transportation of Fuel, and shall be provided in a timely fashion in order to comply with the delivery schedule. Seller agrees to inspect and to take all other reasonable and necessary steps so as not to permit Fuel to be loaded in barges that contain foreign material. Seller shall arrange for, remain responsible for, and shall pay all costs in connection with, transporting the Fuel to the Delivery Point and handling and loading the Fuel into barges to the proper draft and proper distribution as directed by Buyer or Buyer’s Transporter in such barges and shall fully defend, indemnify and hold Buyer harmless against any Claim made against Buyer for any cost, expenses or damage (either liquidated or unliquidated) that may be asserted against Buyer arising out of or resulting from Seller’s delivery of Fuel under this Master Agreement up to the Delivery Point, provided that Seller shall not be obligated to load any barge which it deems not to be clean and seaworthy. Should barges not be equipped with double sloped sheets inside the cargo box, Seller shall load coal starting no less than approximately five (5) feet from the box end(s)/bulkhead(s) of the Barge. Buyer shall arrange for, remain responsible for, and shall pay all costs in connection with, transporting the Fuel by barge from the Delivery Point to its destination incurred after the transfer of title to and risk of loss of the Fuel to Buyer. Seller shall be liable for and shall pay Buyer for any transportation costs or demurrage charges incurred by Buyer that may be occasioned by the breakdown or failure of the barge loading facilities, or by the failure of Seller to furnish and load Fuel at the Delivery Point. Buyer shall be liable for and shall pay Seller for any transportation costs or demurrage charges incurred by Seller caused by the failure to furnish suitable barges for the loading of Fuel at the Delivery Point; provided that such charges are not the result of an action or inaction of Seller. If the Delivery Point is such that the Fuel will have been transported by barge prior to delivery, then title to and risk of loss of the Fuel will pass to Buyer upon the transfer of the custody and control of the barge(s) to, and the acceptance of the barge(s) by, Buyer or Buyer’s Transporter.

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(b) Rail or truck deliveries. Unless otherwise specifically provided in the Confirmation, for rail or truck deliveries, the Fuel shall be delivered to Buyer FOB Unit Train(s) or FOB truck(s) at the Delivery Point. Seller shall bear, remain responsible for and pay all expenses and costs associated with delivery of the Fuel FOB Unit Train(s) or FOB truck(s) before the Delivery Point and shall fully defend, indemnify and hold Buyer harmless against any Claim made against Buyer for any cost, expenses or damage (either liquidated or unliquidated) that may be asserted against Buyer arising out of or resulting from Seller’s delivery of Fuel under this Master Agreement up to the Delivery Point. For truck deliveries, title to and risk of loss of the Fuel will pass to Buyer upon completion of proper loading of such trucks at the Delivery Point in accordance with this Master Agreement. For rail deliveries, title to and risk of loss of the Fuel will pass to Buyer upon completion of proper loading of all railcars in each Unit Train at the Delivery Point in accordance with this Master Agreement and acceptance of the Unit Train by the railroad. Buyer or its Transporter shall furnish suitable Unit Trains or trucks for loading and delivery of the Fuel and Seller shall provide or designate loading points that have adequate access and loading facilities sufficient to load the Fuel properly and within the appropriate loading time. Such Unit Trains or trucks shall be substantially compatible with the Fuel loading facilities utilized by Seller and shall be properly prepared to receive Fuel. Fuel haulage or transportation equipment provided by either Seller or Buyer, as the case may be shall be clean, dry and suitable for the transportation of Fuel, and shall be provided in a timely fashion in order to comply with the delivery schedule. Seller agrees to inspect and to take all other reasonable and necessary steps so as not to permit Fuel to be loaded in railcars that contain foreign material. If the Delivery Point is such that the Fuel will have been transported by Unit Train or truck prior to delivery, then title to and risk of loss of the Fuel will pass to Buyer upon the transfer of the custody and control of the Unit Trains or trucks to. and the acceptance of such Unit Trains or trucks by Buyer, or Buyer’s Transporter. Seller shall be liable for and shall defend, indemnify, and hold harmless Buyer from any demurrage charges, excess freight charges, deficiency freight charges, or other transportation costs incurred by Buyer as a result of Seller’s failure to satisfy any loading and/or shipping requirements that Seller is informed of by Buyer. Buyer shall be liable for and shall pay Seller for any transportation costs or demurrage charges incurred by Seller caused by the failure to furnish Unit Trains or trucks for the loading of Fuel at the Delivery Point; provided that such charges are not the result of an action or inaction of Seller. It is the sole obligation and responsibility of Seller to conform to all rail carrier restrictions relating to maximum allowable gross railcar weights. Buyer shall inform Seller of all such restrictions to ensure Seller’s compliance therewith. If cars are found to be overloaded, Seller shall be responsible for any associated costs for reducing the weight of railcars to comply with the applicable rail carrier’s restrictions and shall be obligated to provide Buyer with corrected governing weight documentation. Seller shall be responsible for any damage resulting from overloaded cars. It is the sole obligation and responsibility of Seller to load trains to at least the minimum train weight as directed by and in compliance with the applicable transportation contract. Buyer shall inform Seller of all relevant provisions of such contract to ensure Seller’s compliance therewith. It shall be the Seller’s responsibility to verify minimum weight from the Buyer’s transportation coordinator before loading a Unit Train.

(c) Shipping notices. For each delivery by barge, truck, or rail, Seller shall supply Buyer with a shipping notice that shall include the Unit Train, barge or truck number,

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number of cars in a Unit Train. Source from which Fuel was supplied, Delivery Point, tonnage shipped, shipping date, destination, date and time loading commenced and finished, along with the analysis information required under Section 4.4 and any other information reasonably required by Buyer. Seller shall within twenty-four (24) hours of loading or within twenty-four (24) hours prior to arrival of the barge, truck or Unit Train (as applicable) at the destination following proper loading of such shipment (whichever comes first), send the shipping notice to Buyer by telecopy or other means as agreed to between Buyer and Seller. Seller shall also promptly provide Buyer with a Bill of Lading for each delivery that shall include the name of Seller, contract number or purchase order number, Unit Train, truck or barge number, date loaded and Seller’s delivered weights. Seller shall promptly notify Buyer of any loading deficiencies or delays in loading in writing or via telephone or through other electronic means (with written confirmation thereof). Any such notification delivered via telephone shall be promptly followed by written documentation of the details of such notification.

(d) Additional Costs. If a Party involved in a Transaction is charged for any increased transportation charges, penalties or other costs, including demurrage, attributable to the other Party’s failure to timely and appropriately load or unload the Fuel in accordance with the terms of the Transaction or the timing and tonnage requirements of the Transportation Specifications, and if such failure is not due to Force Majeure, such failing Party shall promptly reimburse the other for such actual charges after written notice thereof. Upon request by either Buyer or Seller, such Transportation Specifications shall be made available for review by the requesting Party, provided that the disclosing Party shall not be required to disclose pricing information. The requesting Party shall sign an appropriate Confidentiality Agreement if requested by the disclosing Party.

(e) Buyer’s Administrative Obligation. The Parties agree that some of Buyer’s obligations hereunder may be performed by Buyer’s Customer; nevertheless, Buyer and Seller shall remain liable for all of their respective obligations hereunder. Buyer and Seller agree to the following:

(i) Buyer or its agent shall inform Seller at least twenty-four (24) hours in advance of arrival of each Unit Train, truck or barge at the Source’s mine/loadout, of the identification number of the Unit Train, truck or barge identification of Buyer’s Customer, and destination of such Unit Train, truck or barge.

(ii) The loading of such Unit Train shall be in accordance with the loading provisions provided to Seller herein unless Buyer notifies Seller in advance of different loading provisions and such different loading provisions are in general accordance with general operating parameters in the mine’s/loadout’s region, and do not, in Seller’s reasonable opinion, impose an undue operating or economic burden on Seller.

(iii) All information to be supplied by Seller to Buyer under this Master Agreement, including, without limitation, analysis, weights, train manifest and invoicing information, shall be supplied to Buyer and Buyer’s Customer, if any.

3.5 Title and Indemnity. Seller represents and warrants to Buyer that at the time of delivery it will have good and marketable title to the Fuel, and will deliver the Fuel to Buyer, free and

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clear of all liens, claims, security interests and other encumbrances. Buyer and Seller shall indemnify, defend and hold harmless the other Party from any Claims arising from or related to claims of title, personal injury or death, property damage or other charges related to the Fuel that are in connection with or relate to periods before title passes to the other Party.

3.6 Substitute Coal Source. If specifically permitted by the subject Confirmation, Seller shall, by giving timely notice as provided in Section 3.3 above, have the conditional power, subject to Buyer’s prior written approval, which shall not be unreasonably withheld, to provide Coal from any alternative source Seller may select. Any such substituted Coal must comply with all Specifications for the Coal to be replaced and be otherwise acceptable to Buyer. Seller shall cooperate with Buyer in Buyer’s arranging for alternative transportation to allow the Coal shipped from the alternate source to be delivered to Buyer at the Delivery Point at the same time and at the same Contract Price on an equivalent $/mmBtu and S02 adjusted basis (if S02 adjustment is provided in the relevant Confirmations) as if delivery had been made to Buyer from the original Source. Seller shall be solely responsible for any increased transportation, handling, storage and other costs or fees, if any, incurred by Buyer resulting from Seller’s provision of substitute Coal. Seller’s option to ship coal from a substitute source shall not in any manner affect Seller’s right to declare Force Majeure under any Transaction. A Confirmation that purports to provide the conditional power set forth in this section 3.6 and does not also recognize that such option is exercisable only after receiving Buyer’s prior written approval for the specific alternative source shall not be effective.

3.7 Taxes and Other Liabilities. Each Party shall use Commercially Reasonable Efforts to administer this Master Agreement and implement the provisions in accordance with the intent to minimize Taxes within the good faith parameters of the law. Seller shall be solely responsible as to any Transaction for all assessments, fees, costs, expenses and Taxes (including without limitation, New Taxes, but not income taxes) imposed by governmental authorities or other third parties (collectively, “Third Party Impositions”) relating to the mining, beneficiation, production. sale, use, loading and delivery of Fuel to Buyer or in any way accrued or levied prior to, or related to periods before, the transfer of title to the Fuel to Buyer, and including, without limitation, all severance taxes, royalties, black lung fees, reclamation fees and other costs, charges and liabilities. Buyer shall be solely responsible as to any Transaction for Third Party Impositions relating to the Fuel solely accrued or levied subsequent to the transfer of title to the Fuel to Buyer, including, without limitation, all severance taxes, royalties, black lung fees, reclamation fees and other costs, charges and liabilities. The risk of any change in such Third Party Impositions shall be borne solely by Seller unless a specific Confirmation expressly allows for pass through of such items or otherwise provides therefor. If either Party is exempt from taxes, it shall provide a certificate of exemption or other reasonably satisfactory evidence of such exemption. Each Party shall use Commercially Reasonable Efforts to cooperate with the attempts by any other Party to obtain any pass through, exemption from or reduction of any Tax. Each Party shall indemnify, release, defend and hold harmless the other Party from and against any and all Third Party Impositions with respect to the Fuel that are the responsibility of such Party pursuant to this Section 3.7.

Article 4 Specifications, Weighing, Sampling and Analysis

4.1 Specifications. Seller shall cause all Fuel delivered to Buyer pursuant to any Transaction to comply with the Specifications set forth in the relevant Confirmation.

4.2 Unit Train or Truck Weighing. Unless otherwise agreed by the Parties in the relevant Confirmation. Shipments delivered into Unit Trains or trucks shall be weighed at Seller’s expense (such expense to include any associated costs of testing and certification of such weighing system or scale) by means of a certified batch weighing system or certified track or truck scale or, in the absence of a batch weighing system or track scales for rail weights, official railroad weights at a Source approved by Buyer.

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Any such weighing system or scale shall be maintained and operated in accordance with procedures acceptable to Buyer. The weights determined thereby (absent manifest error) will be the basis on which invoices will be rendered and payments made hereunder.

(a) Seller shall cause the Source, at no cost or expense to Buyer, to test, calibrate, and certify its scales at the Source at least every twelve (12) months to maintain them at a scale accuracy in accordance with the guidelines outlined in the National 1ST Handbook #44. Seller shall promptly notify Buyer at least two (2)weeks prior to the date and time for such testing and calibration, and Buyer shall have the right, but not the duty, to witness such testing, calibration, and certification of Seller’s scales. Seller shall provide, upon receipt, all documentation of such testing, calibration and certification. Failure of Buyer to exercise this right shall not relieve Seller of its obligations hereunder.

(b) If the weighing systems or scales at the Source are determined to be inoperative or inaccurate to a degree exceeding plus or minus one-quarter (1/4) of a percent (0.25%), and if the Source is a Western Mine. then, until the scales are rendered operative and accurate, the weight of such Fuel delivered shall be determined by averaging the lading weight per railcar of the last ten (10) Unit Trains of like equipment under this Master Agreement weighed at the Source prior to such breakdown or inaccuracy. If less than ten (10) Unit Trains of like equipment under this Master Agreement were weighed at the Source prior to the breakdown or inaccuracy, the weight per railcar shall be determined by averaging the weight per railcar of the Unit Train(s) of like equipment under this Master Agreement weighed at the Source prior to the breakdown or inaccuracy as well as the lading weight per railcar of Unit Train(s) of like equipment under this Master Agreement first weighed at the Source after the weighing systems or scales are operable and accurate, so as to comprise a ten (10) Unit Train weighted average. If the weighing systems or scales at the Source are determined to be inoperative or inaccurate to a degree exceeding plus or minus one-quarter (1/4) of a percent (0.25%), and if the Source is an Eastern Mine, then, until the scales are rendered operative and accurate, the weight of such Fuel delivered shall be determined by railroad weights. If the weighing systems or scales at a Source are inoperative or inaccurate, Seller shall promptly notify Buyer of the same and no subsequent shipments shall be made from such Source, without Buyer’s prior consent until the scales are rendered operative and accurate.

(c) Buyer shall have the right to have a representative present at its own risk and expense at any and all times to observe weighing of the Fuel. If either Party should at any time question the accuracy of the weighing systems or scales at the Source. such Party may request a prompt test and adjustment of such track scales or batch weighing system at its expense by an entity mutually agreed upon by Buyer and Seller. Failure of Buyer to exercise this right shall not relieve Seller of its obligations hereunder.

4.3 Barge Weighing. Unless otherwise specifically agreed by the Parties in the relevant Confirmation, Shipments delivered by barge(s) shall be weighed at Buyer’s expense by means of a certified belt scale (such certification to be not older than three (3) months from the date of loading) or if not available by draft survey taken by Buyer’s agent by method specified by Buyer taken at the Delivery Point prior to the departure of the barge(s) from the Delivery Point at Buyer’s expense. The weights thereby determined (absent manifest error) will be the basis on which invoices will be rendered and payments made hereunder. All such draft surveys at the Delivery Point shall be conducted by Buyer’s agent unless otherwise specifically stated in the relevant Confirmation.

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In the event that Shipments are transported by rail and transloaded into barges, rail weights at the Source will govern. In the event that Buyer believes there is a problem with the weighing process, then the Parties will meet to review the process, to ascertain if a problem exists and, if so, to determine what steps shall be taken to address the problem.

4.4 Sampling and Analysis.

(a)	If origin weight and quality for payment is to be used then the following applies.

The Sampling Person, designated on relevant Confirmation, the Buyer’s, agent unless otherwise specified in the relevant Confirmation, shall cause a representative sample of the Fuel loading into each barge, Unit Train or truck to be taken by mechanical sampler that has been approved in advance of loading by Buyer, which approval shall be granted if the sampler meets and is certified to meet ASTM standards. Samples shall be taken at the point of loading into barge, Unit Train or truck, and all sampling and sample preparation shall be performed in accordance with then current published applicable ASTM standards.

(b)	In the event that Seller’s mechanical sampling system ceases to operate properly, Sampling Person shall promptly notify Buyer to determine the course of action to be taken concerning shipments of Fuel under this Master Agreement. In such an event Buyer and Seller shall agree upon one of the two options: (1) Select an alternative location to sample in accordance with ASTM standards or (2) agree to use the monthly weighted average of the prior month’s deliveries from Seller to Buyer. Seller shall repair such sampling system as soon as practical and, once repaired, sampling shall revert to Seller’s mechanical sampling system.

(c)	The Sampling Person’s samples of Fuel representing each Shipment and the analysis thereof as set forth in this Section 4.4, shall be used to determine quality adjustments pursuant to Section 5.1 and any rejection rights pursuant to Section 5.2 or suspension rights pursuant to Section 5.3.

(d)	Each sample shall be divided into four (4) parts in accordance with then current ASTM standards and placed in separate airtight containers

(i)	One (1) part of each sample shall be sent by Sampling Person (at Sampling Person’s expense) within twenty-four (24) hours to the Analysis Person which will analyze such sample in accordance with Section 4.4(e) below.

(ii)	One (1) part shall be retained by the Sampling Person for the benefit of Seller for a period of forty-five (45) days (if Seller is not the Sampling Person) or shipped as Seller directs.

(iii)	One (1) part shall be retained by the Sampling Person for the benefit of Buyer for a period of forty-five (45) days (if Buyer is not the Sampling Person) or shipped as Buyer directs.

(iv)	One (1) part shall be retained by the Sampling Person for a period of forty-five (45) days to be used for a referee analysis.

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(e)	Analysis shall be performed by the Analysis Person. designated on the relevant confirmation, which shall be an independent certified laboratory chosen by good faith agreement of the Parties. If the Parties fail to agree upon such laboratory. then each Party shall select its own independent certified laboratory and the analyses of both laboratories of the Sampling Person’s samples shall be averaged and such average shall be conclusive and binding for all purposes, provided that the results obtained by the individual laboratories are within ASTM (interlaboratory) Reproducibility Limits: if the results are not within ASTM (interlaboratory) Reproducibility Limits, the analysis of such Samples by the independent laboratories shall be repeated.

(f)	Samples shall be analyzed on an “as-received” basis in accordance with then current published applicable ASTM standards. The Analysis Person shall perform a short proximate analysis on an “as-received” basis, which shall include total moisture, ash, Btu, sulfur and such other data as may be required by the applicable Confirmation. At the request of either Buyer or Seller, and at the expense of the requesting Party, additional analyses may be performed.

(g)	The Sampling Person shall report, or shall cause to be reported, the results short proximate analysis to be reported to Buyer, along with train I.D. number, barge I.D., weight and shipping data (“Shipping Report”) by fax, telephone (to be confirmed promptly by fax) or other electronic means (with confirmation of receipt) as soon as available, but in any event within twenty-four (24) hours(forty-eight (48) hours for PRB Sources) of the completion of the loading of each Shipment.

(h)	By notice to the Sampling Person within twenty-four (24) hours after delivery of the Shipping Report or within two (2) Business Days for purposes other than to assess Rejection thresholds and in any event prior to unloading of the Fuel at the destination, Buyer or Seller may object to the analysis (the “Objecting Person”), and if so, the Sampling Person shall submit the retained referee sample to an independent testing laboratory selected by and unaffiliated with the Objecting Person for an independent analysis.

(i)	If the results of the independent analysis are within ASTM (inter-laboratory) Reproducibility Limits, the original short proximate. sodium, and any other specification analysis as required in the applicable Confirmation, as appropriate. shall control and the costs of the independent analysis shall be paid by the Objecting Person. If such results for any Specification are not within such Reproducibility Limits, the results of the independent analysis and the original results shall be averaged and the average result shall control and the costs of the independent analysis shall be borne by the non-Objecting Person.

(j)	All analyses shall be performed in accordance with then current published applicable ASTM standards.

(k)	In the event the Buyer believes the applicable sampling or weighing results are outside the acceptable tolerance level of that particular process (ASTM standards for Sampling or MST Handbook 44 for scale weights), then Buyer will have the right to have an independent expert to inspect and review Seller’s equipment and process for determining samples and weights. In the event that the systems are found to be out of acceptable tolerance, and it is determined that the review proves it impractical to make prospective adjustments to eliminate the inaccuracy, then Buyer reserves the right to determine weight and sample for

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quality for payment at destination for all shipments, until the systems are corrected and verified, at which time sampling and weighing shall revert to Seller’s systems. Buyer shall notify Seller in advance (seven (7) days prior) if destination weight and quality is to be the payment basis.

4.5 Representative Presences Inspection. Each Party has the right to have a representative present, at such Party’s sole risk and expense, at the Delivery Point during the loading, weighing and sampling of the Fuel. Buyer’s representative shall have the right to delay or stop Fuel loading of subsequent shipments in the event that Seller’s weighing or sampling system malfunctions, and the Parties are unable to provide alternate weighing or sampling of the Fuel. Seller shall pay all costs or expenses incurred by Buyer as a result of any weighing or sampling system malfunction in the event Seller is unable to provide Buyer with alternative weighing and sampling, and loading will be resumed when weighing or sampling system repairs are completed to the satisfaction of Buyer or when mutually agreed by the Parties. Both Parties or their representatives shall have the right at all reasonable times to enter upon the appropriate location to inspect, verify and examine the method, equipment and manner of mining, producing, storing, washing, blending, crushing, loading, unloading, Transporting, sampling, analyzing and other handling of Fuel to be sold and delivered under the Master Agreement, and to take samples of Fuel for Buyer’s analyses. No inspection by Buyer or Seller or failure to inspect by Buyer or Seller shall be deemed a waiver of any of the Parties’ respective rights or relieve either Party of any obligation or duty imposed by this Master Agreement.

Article 5: Quality Adjustments; and Rejection Rights

5.1 Quality Adjustments. If Coal delivered under a Transaction varies from the specifications in the Confirmation for such Transaction and Buyer does not exercise its rejection rights under Section 5.2, quality adjustments shall be calculated pursuant to the formulas set forth in the relevant Confirmation in addition to any negotiated price reduction. Within ten (10) Business Days after the end of each month during the Term for each Transaction, the quality adjustments for each Transaction as specified in the relevant Confirmation. if any, shall be netted against each other and the net quality adjustment, as appropriate, for all Shipments during such month shall be determined by Buyer, and Buyer shall pay Seller the net positive adjustment, if any, or Seller shall credit Buyer the net negative adjustment, if any, on the next invoice (or pay such amount to Buyer in the event no further invoices are due) in accordance with the billing and payment terms of Article 6. The adjustments provided in this Section 5.1 are in addition to Buyer’s other rights and remedies provided in this Master Agreement, by law or in equity. Any adjustment pursuant to this Section 5.1 with respect to any Shipment of Fuel under this Master Agreement shall not waive such other rights and remedies with respect to that Shipment of Fuel or any future Shipment of Fuel under this Master Agreement.

5.2 Buyer’s Rejection Rights. Unless otherwise specified in the relevant Confirmation, if any Shipment of Coal triggers any of the Rejection Limits for a Transaction (a “Non-Conforming Shipment”). Buyer shall have the option. exercisable by notice to Seller within twenty-four (24) hours of Buyer’s receipt of the Sampling Person’s short proximate analysis and additional analysis, if any, of the Fuel provided pursuant to Section 4.4, of either (a) rejecting such Non-Conforming Shipment at the Delivery Point or in route or (b) accepting any Non-Conforming Shipment with a Contract Price reduction to be negotiated by the parties. With respect to any Non-Conforming Shipment rejected by Buyer, title to and risk of loss of the Fuel automatically will transfer back to Seller upon such rejection, unless otherwise mutually agreed upon in writing by the Parties. Seller shall be responsible, at its expense, for promptly transporting any rejected Fuel to an alternative destination determined by Seller and, if applicable, promptly unloading such Fuel and shall reimburse Buyer for all costs and expenses associated with the transportation, storage, handling and removal of the Non-Conforming Shipment. Seller shall replace the rejected Fuel within a reasonable period of time unless Buyer gives written notice to Seller of Buyer’s desire not to replace the rejected Fuel within forty-eight (48) hours after rejection of the Non-Conforming Shipment.

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5.3 Buyer’s Suspension Rights. In addition to the rejection rights set forth in Section 5.2 above, Buyer shall have the right to suspend Shipments of Fuel by giving written notice to Seller in the event that (I) any three (3) Shipments of Fuel within one month triggers any of the Rejection Limits or (2) any five (5) Shipments of Fuel triggers any of the Rejection Limits in any two consecutive months. After receipt of such notice, Seller shall immediately take action to correct such deficiencies. After Seller has determined that the Fuel is in compliance with the Master Agreement, Seller shall so notify Buyer, and an inspection and/or test shipment of Fuel may be scheduled or other determination of compliance provided, at Buyer’s option and at Seller’s expense. If compliance is not demonstrated, then after two such suspensions within a period of three months Buyer shall have the option to allow further determination of compliance or to cancel the Transaction and seek any and all remedies in connection therewith.

Article 6: Settlements; Security

6.1 Billing and Payment.

(a)	Unless otherwise agreed in writing by the Parties, within seven (7) days after the end of each shipment month during the Term for each Transaction, Buyer and Seller shall provide the other, if necessary, with an invoice. setting forth, as appropriate, (i) the aggregate Contract Price owed to Seller for the Fuel actually delivered to and accepted by Buyer at each Delivery Point during the applicable month; (ii) any quality adjustments and supporting calculations determined pursuant to Section 5.1; (iii) any transportation or other charges owed by Buyer or Seller to the other pursuant to this Master Agreement; (iv) any liquidated damages payments pursuant to Section 8.4. Subject to the provisions of Section 6.1(c) below, no later than ten (10) Business Days after receipt of a Party’s invoice or the 15th day of the month, which ever is later, (or if such day is not a Business Day. the immediately following Business Day), the receiving Party shall pay, by electronic transfer in immediately available United States funds, the amount set forth on such invoice along with the necessary information enabling reconciliation to the relevant shipment to the applicable payment address provided in Exhibit C.

(b)	With respect to financial bookout transactions, all such invoices shall provide for payment no later than ten (10) Business Days after receipt of an invoice or on the 25th of the month of the scheduled delivery, whichever is later (or if such day is not a Business Day, the immediately following Business Day).

(d)	Notwithstanding anything to the contrary contained herein. if the receiving Party in good faith reasonably disputes an invoice, it shall provide a written explanation specifying in detail the basis for the dispute and pay any undisputed portion no later than the due date. if any amount disputed by the receiving Party is subsequently determined to be due, it shall be paid within five (5) Business Days along with interest accrued at the Interest Rate from the original due date until the date paid. If, after such determination, any Party fails to pay amounts under this Master Agreement when due, unless such amount is excused by Force Majeure under Article 7 hereof, in addition to the rights and remedies provided in this Master Agreement. the aggrieved Party shall have the right to: (i) suspend performance under this Master Agreement until such amounts plus interest at the Interest Rate have been paid, and/or (ii) exercise any remedy available at law or in equity to enforce payment of such amount plus interest at the Interest Rate.

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6.2 Netting and Setoff. If, under any Transaction under this Master Agreement, the Parties are required to pay any amount on the same day or in the same month. then such amounts with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through netting. in which case the Party, if any, owing the greater aggregate amount may pay to the other Party the difference between the amounts owed. Each Party reserves to itself all rights, setoffs, counterclaims, combination of accounts, liens and other remedies and defenses that such Party has or may be entitled to (whether by operation of law or otherwise). The obligations to make payments under this Master Agreement and/or any Transaction may be offset against each other, set off or recouped therefrom.

6.3 Audit. Each Party shall maintain accurate records relating to Fuel sales and purchases made pursuant to this Master Agreement or any Transactions hereunder. Such records shall be retained for a period of at least two (2) years after completion or termination of the relevant Transaction. Each Party (and its representatives) has the right, at its sole expense during normal working hours and upon reasonable advance notice, to examine and make copies of the records of the other Party, but only to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Master Agreement or a Transaction, and the Party whose records are examined shall have the right to redact any information from those records that is not necessary to verify any statement, charge or computation under this Master Agreement or a Transaction. If requested, a Party shall provide to the requesting Party statements evidencing the quantities of Fuel delivered or received at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statements and the payments thereof will be promptly made and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made in writing, in reference hereto, prior to the lapse of two (2) years from the rendition thereof; and provided further, that for the purpose of such statement and payment objections, this Section 6.3 will survive any termination of a Transaction or this Master Agreement.

6.4 Reasonable Grounds for Insecurity. Reasonable grounds for insecurity under Section 2-609 of the Uniform Commercial Code shall be deemed to occur with respect to either Party or either Party’s credit support provider, if one exists, if (i) there is any material adverse change in the financial conditions, net worth, assets, properties or operations from that which exists on the date hereof, which, taken as a whole, can reasonably be anticipated to impair the ability of such Party or such Party’s credit support provider to fulfill its obligations; (ii) there are reasonable grounds to believe that its ability to perform under this Master Agreement has been materially impaired; (iii) unless excused by Force Majeure or Buyer’s unexcused failure to perform, Seller fails to deliver the quantity of Coal in accordance with the applicable Transaction and this Master Agreement; provided, however, that a Non-Conforming Shipment shall not constitute a failure by Seller to deliver the quantity of Coal so long as Seller complies with Section 5.2; or (iv) unless excused by Force Majeure or Seller’s unexcused failure to perform, Buyer fails to accept delivery of the quantity of Coal in accordance with the applicable Transaction and this Master Agreement (each a “Reasonable Ground for Insecurity”). Any determination that Reasonable Grounds for Insecurity exist must be made upon objective criteria and must be expressly set forth in the written notice demanding Adequate Assurance that is to be sent in accordance with the provisions of Section 6.5.

6.5 Adequate Assurance. To the extent that (a) a party (the “Demanding Party”) has reasonable grounds for insecurity with respect to the other party’s or the other party’s credit support provider’s creditworthiness or performance under this Agreement (such other party, the “Providing Party”) and (b) the Demanding Party has delivered to the Providing Party notice requesting Adequate Assurance, the Providing Party shall provide such Adequate Assurance to the Demanding Party within 3

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Local Business Days after such notice. As used in this Agreement, “Adequate Assurance” shall be determined in accordance with Section 2-609 of the Uniform Commercial Code, and may in appropriate circumstances include financial security. If Adequate Assurance is not provided, the Demanding Party will be entitled to the remedies set forth in Article 8. If the Providing Party provides Adequate Assurance, it is understood that the Providing Party shall not in fact have defaulted under this Master Agreement.

Article 7: Force Majeure

7.1 Force Majeure. If a Party to a Transaction is delayed in or prevented from performing, in whole or in substantial part. any of its obligations under a Transaction due to Force Majeure, and such Party promptly gives the necessary oral or written notice as specified herein and full details of the Force Majeure to the other Party after the occurrence of the event of Force Majeure prevents the performance of a Party’s obligations under a Transaction, but in no event later than twenty-four (24) hours after such performance is prevented (such notice, if oral, to be confirmed in writing as soon as reasonably possible), then beginning as of the date of such notice and ending as of the date the Force Majeure ends the obligations of the Parties under such affected Transaction (other than obligations to make undisputed payments then due) shall be suspended, but only to the extent required by the Force Majeure event. The Parties recognize that events may occur that are not immediately known to delay or prevent performance. Notice shall be given within twenty-four (24) hours after a Party has a reasonable expectation that performance will be delayed or prevented and the suspension of performance shall begin only after such notice has been provided. The Party declaring the Force Majeure shall remedy the Force Majeure with all reasonable dispatch and will keep the other Party advised as to the continuance of the Force Majeure event, the remedy of the Force Majeure event and such Party’s resumption of performance: provided, however, that this Article 7 shall not require Seller to deliver, or Buyer to receive, the Fuel at points other than the Delivery Point for the authorized Source including allowable substitutions under the Transaction. The Party not declaring Force Majeure shall have the right, at its own risk and at its sole cost and expense, to inspect the facility of the Party declaring Force Majeure to the extent that the cause or event that resulted in such declaration is located at or related to said facility. Any deficiencies in the delivery or receipt of Fuel caused by Force Majeure may be required to be made-up at the option of the Party not declaring the Force Majeure, which option shall be exercised by a notice to the declaring Party to be provided in writing within 14 calendar days after the declaring Party has provided notice of the end of the Force Majeure. If such option is exercised, the Party with the power to exercise the option shall have the further option of specifying that the make-up quantities shall be made up either: (1) by an extension of the Term as appropriate such that the make-up deliveries can be made in a ratable manner; or (2) by mutually agreeable schedule to increase the remaining monthly obligations through the end of the affected calendar year. Provided, however, that increasing the remaining monthly obligations shall be specified only if the Force Majeure had duration of less than 150 days.

7.2 Force Majeure Defined. For the purposes of this Master Agreement, “Force Majeure” shall mean any event or circumstance, whether or not foreseeable, beyond the reasonable control of a Party and without the fault or negligence of the Party affected thereby, and which event or circumstance, in the exercise of reasonable diligence, could not have been prevented or avoided by such Party. In the event of a Force Majeure that affects Seller’s performance with respect to Deliveries from a source and if an additional source(s) is/are identified in the applicable Transaction Confirmation, then to the extent that Seller has quantities of Fuel from such additional source(s) that are uncommitted as of the date of the Force Majeure event, then Seller shall mitigate the effects of the Force Majeure by making Deliveries from such alternative source(s). Examples (without limitation and without application of the doctrine of ejusdem generis) of Force Majeure are the following, but only if and to the extent that (a) such event or circumstance is beyond the reasonable control of the Party affected, (b) such event or circumstance occurs without the fault or negligence of the Party affected, and (c) such event or

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circumstance, in the exercise of reasonable diligence, could not have been prevented or avoided by the Party affected: acts of God, adverse geologic or mining conditions, war. riots, civil insurrection, acts of the public enemy, strikes, lockouts, natural disasters, breakdown or damage to Seller’s longwall mining equipment or Buyer’s coal unloading system equipment, transportation delays, or other causes whether of a similar or dissimilar nature. For all purposes of this Master Agreement, the term Force Majeure shall also include Buyer’s voluntary or involuntary reduction or elimination of its use of Fuel that is to be purchased under this Master Agreement as a result of any federal, state or other governmental law, regulation or order, or interpretation thereof, not applied to Buyer as of the date of execution, but which is enforced or imposed upon, or becomes applicable to, Buyer(a “Newly Applied Requirement”) after execution of the relevant Confirmation,: (1) regarding the purchase, sale, burning, or use of Fuel to be transported under this Master Agreement, or the reduction of emission limitations or the sulfur, NOX (NO and NO2). mercury or other chemical content of the Fuel to be burned at any facility of Buyer or any of its Affiliates below the standard deemed in effect on the Effective Date; or (2) relating to the sulfur, NOX (NO and NO2), mercury or other chemical content of the Fuel and/or stack emission limitations at facility of Buyer (including, without limitation, the Clean Air Act Amendments of 1990) and which prevents Buyer from burning the quality of Coal from the Source, or imposes restrictions that cannot be reasonably overcome without significant capital or operational changes, provided however, such reduction or elimination is the result of a commercially reasonable judgment to comply with the Newly Applied Requirement. Force Majeure does not include: (i) the loss of Buyer’s markets; (ii) a change in market conditions including, without limitation, the ability of Seller to sell Fuel at a higher price; (iii) Seller’s inability to economically produce or obtain the Fuel; (iv) the ability of Buyer or Buyer’s Customer to buy Fuel at a lower price, whether or not foreseeable; (v) regulatory or contractual disallowance of the pass-through of the costs of Fuel or other related costs; (vi) the development or existence of economic conditions that may adversely affect the anticipated profitability of the mining activities of Seller hereunder or of Buyer’s operations; or (vii) reduced productivity of labor.

7.3 Pro Rata Reductions. If: a) Seller claims an event of Force Majeure with respect to this Master Agreement or any Transaction under this Master Agreement; and b) solely as a result of such event of Force Majeure is unable to meet all of its sale obligations under an affected Transaction; and c) such event of Force Majeure is also a force majeure event with respect to any other of its Fuel sales agreements involving fuel of substantially similar specifications, from the same Source, then any reductions in Seller’s deliveries shall be allocated on a pro rata basis among the affected Transaction(s) and such other fuel supply agreements involving fuel of the same type and quality. If: a) Buyer claims an event of Force Majeure with respect to this Master Agreement or any Transaction under this Master Agreement; and b) solely as a result of such event of Force Majeure is unable to meet all of its purchase obligations under an affected Transaction; and c) such event of Force Majeure is also a force majeure event with respect to any other of its Fuel purchase agreements involving fuel of substantially similar specifications, from the same Source, then any reductions in Buyer’s purchases shall be allocated on a pro rata basis among the affected Transaction(s) and such other fuel purchase agreements involving fuel of substantially similar specifications.

7.4 Termination Rights. If an event of complete or partial Force Majeure persists for a continuous period of sixty (60) days, then the Party not claiming Force Majeure shall have the option, upon three (3) days’ prior written notice, to terminate the affected Transaction to the extent affected and the associated obligations of the Parties thereunder (other than obligations to make undisputed payments then due).

7.5 Settlements and Capital Expenditures. It is understood and agreed that significant capital expenditures and settlement of strikes and lockouts shall be entirely within the discretion of the Party declaring Force Majeure, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require significant capital expenditure or settlement of strikes and lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the Party declaring the Force Majeure.

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Article 8: Events of Default. Remedies and Limitation of Liability

8.1 Events of Default. An event of default (“Event of Default”) with respect to a Party (the “Defaulting Party”) shall mean any of the following:

(a)	the failure of the Defaulting Party to pay when due any undisputed payment and such failure is not remedied within five (5) Business Days after written notice thereof (provided the payment is not subject to a good faith dispute as described in Section 6.1(c)):

(b)	the failure of the Defaulting Party to comply with its other material obligations under a Transaction covered by this Master Agreement and such failure continues uncured for five (5) Business Days after written notice thereof, provided that if it shall be impracticable or impossible to remedy such failure within such five (5) Business Day period, the cure period shall be extended for an additional period reasonably necessary to remedy such failure (but in no event longer than thirty (30) days) subject to the condition that during the additional period, the Defaulting Party shall be diligently pursuing a remedy for the failure

(c)	the Defaulting Party shall be subject to a Bankruptcy Proceeding: or

(d)	any representation or warranty made by a Party herein shall prove to be untrue in any material respect when made.

8.2 Early Termination. Upon the occurrence and during the continuance of an Event of Default as to the Defaulting Party described in Section 8.1(a), 8.1(b) or 8.1(d) above. the other Party (the “Non-Defaulting Party”) may, in its sole discretion, (a) accelerate and liquidate the Parties’ respective obligations under this Master Agreement and the subject Transaction by establishing, and notifying the Defaulting Party of, an early termination date(which shall be no earlier than the date such written notice is received and no later than twenty (20) days after the date of such notice) on which this Master Agreement and the subject Transaction shall terminate, and/or (b) withhold any payments due to the Defaulting Party under the subject Transaction until such Event of Default is cured, and/or (c) suspend performance of its obligations under this Master Agreement and the subject Transaction until such Event of Default is cured. If the Event of Default is one described in Section 8.1(c) above, this Master Agreement and all Transactions under it shall automatically terminate and the termination date shall be the date upon which notice of such Event of Default is provided to the Defaulting Party. If notice of an early termination date is given under this Section 8.2, the early termination date will occur on the designated date, whether or not the relevant Event(s) of Default is then continuing. Any rights of a Non-Defaulting Party under this Section 8.2 shall be in addition to such Non-Defaulting Party’s other rights under this Article 8.

8.3 Early Termination Payment. If an early termination date is established pursuant to Section 8.2 (an “Early Termination Date”), the Non-Defaulting Party shall in good faith calculate its damages determined in accordance with the Uniform Commercial Code resulting from the termination of the subject Transaction(s), and then notify the Defaulting Party of the net amount owed or owing. If such amount is not reasonably disputed by the Defaulting Party, such Party shall within twenty (20) Business Days of its receipt of such notice pay the net amount to the Non-Defaulting Party, including interest at the Interest Rate from the Early Termination Date until paid. In the event said damages are

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reasonably disputed by the Non-Defaulting Party, such dispute shall be resolved in accordance with Article 9 hereof. The Non-Defaulting Party shall use Commercially Reasonable Efforts to mitigate any costs and damages that it is entitled to hereunder and act at all times in a commercially reasonable manner. The Defaulting Party shall have the right to audit (through a third party independent auditor mutually agreed to by the Parties) the calculation of all such damages alleged by the Non-Defaulting Party. Notwithstanding anything to the contrary herein or in applicable provisions of the Uniform Commercial Code, neither Party shall be entitled to recover consequential damages for any reason or in any circumstance.

8.4 Remedies. The remedies set forth in this Section 8.2 shall be the Non-Defaulting Party’s exclusive monetary remedies for the Defaulting Party’s failure to perform as described below under a Transaction.

(a)	As an alternative to the damages provision below, if the Parties mutually agree in writing, the Non-Defaulting Party may schedule deliveries or receipts, as the case may be, pursuant to such terms as the Parties agree in order to discharge some or all of the obligation to pay damages. In the absence of such agreement, the damages provision of this Section 8.4 shall apply.

(b)	Unless excused by Force Majeure or Buyer’s unexcused failure to perform, if Seller fails to deliver the quantity of Fuel in accordance with the applicable Transaction and this Master Agreement, Seller shall pay to Buyer an amount for each Ton of Fuel of such deficiency equal to (i) the market price at which Buyer is able, or at the time of Seller’s breach, would be able (FOB Delivery Point) to purchase or otherwise receive comparable supplies of Fuel of comparable quality on an equivalent ¢/mmBtu, SO2 adjusted basis (“Replacement Price”) minus (ii) the Contract Price agreed to for the specific Transaction; except that if such difference is zero or negative, then neither Party shall have any obligation to make any deficiency payment to the other.

(c)	Unless excused by Force Majeure or Seller’s unexcused failure to perform. if Buyer fails to accept delivery of the quantity of Fuel in accordance with the applicable Transaction and this Master Agreement, Buyer shall pay to Seller an amount for each Ton of Fuel of such deficiency equal to (i) the Contract Price agreed to for the specific Transaction minus (ii) the market price at which Seller is able, or would be able (FOB Delivery Point), to sell or otherwise dispose of the Fuel at the time of Buyer’s breach (“Sales Price”); except that if such difference is zero or negative, then neither Party shall have any obligation to make any deficiency payment to the other.

(d)	Both Parties shall be subject to a commercially reasonable good faith obligation to mitigate any damages hereunder.

(e)	Payment of amounts, if any, determined under paragraph (b) or (c) of this Section 8.2 shall be made in accordance with Section 6.1. All such determinations shall be made in a commercially reasonable manner and the Non-Defaulting Party shall not be required to enter into any actual replacement transaction in order to determine the Replacement Price or Sales Price as appropriate.

(f)	If a Party obligated to make a payment under this Section 8.4 timely makes such payment to the other Party, no failure to perform as described in this Section 8.4 shall constitute an Event of Default pursuant to Section 8.1.

8.5 Damages Stipulation. Each Party stipulates that the payment obligations set forth in this Article 8 for the damages incurred are a reasonable approximation of the anticipated harm or loss and acknowledges the difficulty of estimation or calculation of actual damages, and each Party hereby waives the right to contest such payments as unenforceable, an unreasonable penalty or otherwise.

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8.6 Expenses. The Defaulting Party will, on demand, indemnify and hold harmless the Non-Defaulting Party for and against all reasonable out-of-pocket expenses, including Legal Costs, incurred by the Non-Defaulting Party by reason of the enforcement and protection of its rights under this Master Agreement or any Transaction by reason of an Event of Default or an early termination of a Transaction or this Master Agreement, including, without limitation, costs of collection.

8.7 Limitation of Liability. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS MASTER AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS HEREIN PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE LIABLE PARTY’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED UNLESS OTHERWISE PROVIDED IN THIS MASTER AGREEMENT. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE LIABLE PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. NOTWITHSTANDING ANY OTHER PROVISION IN THIS MASTER AGREEMENT OR IN ANY TRANSACTION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS, OR BUSINESS INTERRUPTION DAMAGES, WHETHER BY STATUTE, IN TORT OR IN CONTRACT, UNDER THIS MASTER AGREEMENT, ANY TRANSACTION, ANY INDEMNITY PROVISION OR OTHERWISE.

Article 9: Dispute Resolution

With respect to any suit, action or proceeding related to or arising out of this Agreement (“Proceedings”), each Party irrevocably (i) submits to the exclusive jurisdiction of courts sitting in Illinois, without a jury, and any appellate court therefrom, and (ii) waives any objection it may have at any time to the laying of venue of any Proceedings brought in any such court, and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such Party. Each Party hereby agrees that a final, non-appealable judgment in any such Proceedings shall be conclusive and may be enforced in other jurisdictions otherwise having jurisdiction over it by suit on such final judgment or in any other manner provided by law. ANY PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A BENCH TRIAL WITHOUT A JURY AND THE RIGHT TO A JURY IS WAIVED, TO THE FULLEST EXTENT PERMITTED BY LAW.

Article 10: Miscellaneous

10.1 Successors and Assigns; Assignment. This Master Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. However, no Party shall assign this Master Agreement or any Transaction or any of its rights or obligations hereunder or under any Transaction without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, any Party may, without the need for consent from the other Party (and without relieving itself from liability hereunder and under any Transaction), a written notice to the non-assigning Party (a) transfer, sell, pledge, encumber or assign the accounts, revenues or proceeds under this Master Agreement and/or any Transaction in connection with any financing or other financial arrangements; (b) transfer or assign this

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Master Agreement and/or any Transaction to an Affiliate of such Party so long as the Affiliate has a credit rating equal to or higher than the original Party; (c) transfer or assign this Master Agreement and/or any Transaction to any creditworthy person or entity, as such creditworthiness is determined by the non-assigning party using reasonable commercial practices, succeeding to all or substantially all of the assets of such Party by way of merger, reorganization or otherwise; or (d) in the case of Buyer, transfer or assign this Master Agreement and/or any Transaction to any creditworthy person or entity, as such creditworthiness is determined by the non-assigning party using reasonable commercial practices, succeeding to all or substantially all of the assets of such Party by way of a sale of such assets, merger, reorganization or otherwise; provided, however, that no such assignment shall in any way relieve the assignor from liability for full performance under this Master Agreement and the Transactions unless a written release is provided by the non-assigning party. Any such assignee, in writing, shall assume and agree to be bound by the terms and conditions of this Master Agreement and such Transactions. Any transfer in violation of this Section 10.1 shall be deemed null and void.

10.2 Warranties. OTHER THAN ANY EXPRESS WARRANTIES PROVIDED IN THIS MASTER AGREEMENT OR IN A CONFIRMATION, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, IN CONNECTION WITH THE SALE AND PURCHASE OF FUEL HEREUNDER. ALL WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE ARE SPECIFICALLY EXCLUDED. SELLER MAKES NO WARRANTY CONCERNING THE SUITABILITY OF FUEL DELIVERED HEREUNDER FOR USE IN ANY FACILITIES.

10.3 Notices. All notices, requests, communications, statements, consents or payments shall be made to the addresses specified in Exhibit C hereto. Unless expressly provided otherwise, notices, requests, communications, statements and consents shall be in writing and delivered by letter, electronically, by facsimile or other documentary form (with request for assurance of receipt in a manner typical with respect to communications of that type). Notice by facsimile, electronic means or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close of the Business Day, in which it shall be deemed received at the close of the next Business Day). Notice by overnight mail or courier (expenses prepaid) shall be deemed to have been received one (1) Business Day after it was sent. A Party may change its address by providing notice thereof in accordance with this Section 10.3.

10.4 Confidentiality. No Party shall disclose, without the prior written consent of the other Party. the terms of this Master Agreement or any Transaction to a third party (other than a Party’s and its Affiliates’ employees, lenders. counsel, consultants or accountants, who shall agree to be bound by the provisions of this Section 10.4) except in order to comply with any applicable law, order, regulation or exchange rule; provided, however, that each Party shall notify the other Party of any proceeding of which it is aware that may result in compelled disclosure and use Commercially Reasonable Efforts to prevent or limit the disclosure; and provided further that such party will be responsible for any breach of the confidentiality provisions hereunder by any of the foregoing to whom such party has disclosed such information.

10.5 Governing Law. MASTER AGREEMENT AND EACH TRANSACTION AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

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10.6 Entire Agreement; Amendments; Interpretation. This Master Agreement, the Schedules, Annexes. Exhibits and Appendices hereto and made a part hereof, if any, and each Transaction and Confirmation, constitute the entire agreement between the Parties relating to the subject matter contemplated by this Master Agreement and supersedes any prior or contemporaneous agreements or representations affecting the same subject matter. Unless otherwise specified, any references in this Master Agreement to this Master Agreement include this Master Agreement, the Schedules, Annexes, Exhibits and Appendices hereto, if any, and each Transaction and Confirmation to the extent applicable. No amendment, modification or change to this Master Agreement shall be enforceable unless reduced to a writing executed by the Party against whom such amendment, modification or change is sought to be enforced and specifically referencing this Master Agreement. The Parties acknowledge that each Party and its counsel have reviewed and revised this Master Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be used in interpretation of this Master Agreement.

10.7 Counterparts; Severability; Survival. This Master Agreement and each Confirmation may be executed in several counterparts (including by means of facsimile signatures), each of which is an original and all of which together constitute one and the same instrument. Any provision or Article hereof that is declared or rendered unlawful by any applicable court of law or regulatory agency, or deemed unlawful because of a statutory change, will not otherwise affect the lawful obligations that arise under this Master Agreement or a Transaction. In the event any provision of this Master Agreement is declared unlawful, the Parties will promptly renegotiate to restore this Master Agreement or such Transaction as near as possible to its original intent and effect. All indemnity and audit rights shall survive the termination of this Master Agreement in full for a period of two (2) years (except with respect to audit rights as to Third Party Impositions, which shall survive for the applicable statute of limitations, including any extensions thereof).

10.8 Non-Waiver: Duty to Mitigate; No Partnership or Third Party Beneficiaries. No waiver by any Party of any of its rights with respect to any other Party or with respect to any matter or default arising in connection with this Master Agreement shall be construed as a waiver of any subsequent right, matter or default whether of a like kind or different nature. Any waiver shall be in writing signed by the waiving Party. Each Party agrees that it has a duty to mitigate damages. Nothing contained in this Master Agreement or in any Transaction shall be construed or constitute any Party as the employee, agent, partner, joint venturer or contractor of any other Party. It is further agreed that each Party shall employ, direct, control, manage, supervise, discharge, and pay its own employees and that neither Party shall have control of or supervision over any of the other Party’s employees. This Master Agreement and each Transaction is made and entered into for the sole protection and legal benefit of the Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Master Agreement or any Transaction.

10.9 Forward Contract. The Parties acknowledge and agree that all Transactions constitute “forward contracts” within the meaning of the United States Bankruptcy Code.

10.10 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

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Article 11: Definitions

“Adequate Assurance” means financial or other appropriate security in form and amount as described in Section 6.5.

“Affiliate” means, with respect to any person, any other person (other than an individual) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such person. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

“Analysis Person” means the person or entity specified in the relevant Confirmation that will pay for and perform, or cause to be performed, analysis of the Fuel pursuant to a Transaction.

ASTM- means the American Society for Testing and Materials.

“Bankruptcy Proceeding” means with respect to a Party or entity, such Party or entity (a) makes an assignment or any general arrangement for the benefit of creditors, (b) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, (c) has such a petition filed against it and such petition is not withdrawn or dismissed within ninety (90) days after such filing, (d) otherwise becomes bankrupt or insolvent (however evidenced), or (e) admits in writing its inability to pay its debts as they fall due.

“Bill of Lading” means with respect to a truck delivery, a certified truck scale weight, and with respect to a train delivery, a certified rail weight certificate, and with respect to a barge, a certified terminal or barge survey weight.

“Btu” means the amount of energy required to raise the temperature of one (1) pound of pure water one (1) degree Fahrenheit from 59.5° Fahrenheit to 60.5° Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

“Business Day” means a day on which Federal Reserve member banks in New York City are open for business unless such day is a Holiday; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Prevailing Time.

“Buyer” means the Party to a Transaction who is obligated to purchase and receive, or cause to be received, Fuel during the Term of the Transaction.

“Buyer’s Customer” means the party that Buyer has contracted to sell the Fuel purchased from Seller under a Transaction.

“Claims” means all claims or actions, threatened or filed and whether groundless. false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and any losses, damages, liabilities, expenses, attorneys’ fees and court costs, whether incurred by settlement or otherwise, and whether such Claims or actions are threatened or filed prior to or after the termination of this Master Agreement.

“Coal” means any and all of the coal to be sold by Seller and purchased by Buyer, the quality of which conforms to the Specifications and which does not trigger Buyer’s rights under Section 5.2 or 5.3, or is otherwise accepted by Buyer under this Master Agreement or any Transaction, and which contains no synthetic fuels, is substantially free from any extraneous materials (including, without limitation, mining debris, bone, slate, iron, steel, petroleum coke, earth, rock, pyrite, wood or blasting wire), is substantially consistent in quality throughout a Shipment, and meets the size required.

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“Commercially Reasonable Efforts” means the taking by a Person of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question; provided, however, that such action shall not require that such Person incur unreasonable expense.

“Contract Price” means the price in $U.S. per Ton (unless otherwise specified in the Confirmation) to be paid by Buyer to Seller for the purchase of Fuel and any other proper charges pursuant to a Transaction.

“Contract Quantity” means the quantity of Fuel that Seller agrees to sell to (or if applicable, exchange with), or cause to be delivered to, Buyer, and that Buyer agrees to purchase and receive, or cause to be received, from Seller, pursuant to a Transaction, as specified in a Confirmation.

“Costs” means any brokerage fees, commissions and other transactional costs and expenses reasonably incurred either by the Non-Defaulting Party as a result of terminating any hedges or other risk management contracts and/or entering into new arrangements in order to replace the early terminated Transaction(s), and Legal Costs incurred by the Non-Defaulting Party.

“Delivery Point” means the agreed point(s) of delivery and receipt of the Fuel pursuant to a Transaction.

“Eastern Prevailing Time” means Eastern Standard Time or Eastern Daylight Time in effect in New York. New York, as the case may be.

“Eastern Mine” means a coal mine that is located east of the Mississippi River.

“Exercise Date” means the agreed date (as specified in the relevant Confirmation for an Option) prior to or on which the Option Buyer must notify the Option Seller that the Option Buyer has elected to purchase or sell, as applicable, the relevant Option Quantity, if any, under a Transaction. Unless otherwise specified in the Confirmation, the Exercise Date will be on or before the first Business Day of the month preceding an Exercise Period.

“Exercise Period” means the period of time covered by an Option.

“FOB” shall have the meaning given to such term in the Uniform Commercial Code of the State of New York.

“Fuel” means Coal as specified in each Transaction.

“Gains” means, with respect to a Party, an amount equal to the present value of the economic benefit, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to a terminated Transaction, determined in a commercially reasonable manner.

“Holiday” means a day recognized as a holiday in the State in which the Delivery Point is located.

“Interest Rate” means, for any date, two percent (2%) over the per annum rate of interest equal to the prime lending rate as may from time to time be published in the Wall Street Journal under “Money Rates”; provided, however, that the Interest Rate shall never exceed the maximum rate allowed by applicable law.

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“Legal Costs” means, with respect to a Party, the reasonable out-of-pocket expenses incurred by it, including legal fees, by reason of the enforcement and protection of its rights under this Master Agreement or any Transaction.

“Legal Proceedings” means any suits, proceedings, judgments, rulings or orders by or before any court or any governmental authority.

“Losses” means, with respect to a Party, an amount equal to the present value of the economic loss, if any, (exclusive of Costs) to it resulting from the termination of its obligations with respect to a terminated Transaction, determined in a commercially reasonable manner.

“New Taxes” means any taxes, fees or assessments enacted and effective after the Transaction Date of the relevant Transaction, including, without limitation, that portion of any taxes or New Taxes that constitutes an increase.

“Nomination Period” shall mean the agreed calendar term for scheduling Fuel within the applicable Term with respect to a Transaction as specified in a Confirmation.

“Option” means the right, but not the obligation, which one Party grants to the other Party under a Transaction to either sell or purchase the Option Quantity under that Transaction.

“Option Quantity” means the quantity of Fuel that is covered by an Option and that, upon the proper exercise of such Option by the Option Buyer, is required to be sold and delivered (and purchased and received) pursuant to the Transaction.

“PRB” means the Powder River Basin located in the States of Montana and Wyoming.

“Rejection Limits” means the quality characteristics for the Fuel pursuant to a Transaction as specified in the relevant Confirmation that give rise to a rejection right of Buyer pursuant to this Master Agreement.

“Sampling Person” means the person or entity specified in the relevant Confirmation that will pay for and perform, or cause to be performed, sampling and analysis of the Fuel pursuant to a Transaction. Unless otherwise agreed by the Parties in a Confirmation, the Sampling Person shall be Seller for sampling purposes and the Sampling Person shall be deemed to be Buyer for analysis purposes.

“Seller” means the Party to a Transaction who is obligated to sell and deliver or cause to be delivered Fuel during the Term of the Transaction.

“Shipment” means, as applicable, one Unit Train load, one barge load, or the tonnage delivered by truck within a payment period, as specified in the Confirmation. “S02” means sulfur dioxide and lbs. of SO2 per mmBtu means sulfur dioxide per million Btu.

“Source” means the mine(s), mining complexes, loadout, river dock(s) or other point(s) or origin that Seller and Buyer agree are acceptable origins for the Fuel for a Transaction as specified in the Confirmation.

“Specifications” means the quality characteristics for the Fuel subject to a Transaction on an “as-received” basis, using ASTM standards, specified the relevant Confirmation.

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“Taxes” means any or all ad valorem, property, occupation, severance, generation, first use, conservation, Btu or energy, utility, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on net income or net worth.

“Term” means the period of time from the date a Transaction is to commence to the date a Transaction is to terminate or expire or is complete.

“Ton” means 2,000 pounds.

“Transaction” means a particular transaction agreed to by the Parties relating to the purchase, sale or exchange(s) of Fuel, or an Option relating thereto, subject to this Master Agreement.

“Transportation Specifications” means the agreement(s) made by Seller, Buyer or any Party’s designee with its respective Transporter(s), as amended from time to time, covering the requirements for each Shipment, which agreements, including the timing and tonnage requirements thereunder, shall be no more restrictive than typical agreements for transport of Fuel on rail lines, highways or barges transporting Fuel to or from the Delivery Point(s) for third parties or to and from other delivery points in the vicinity of the Delivery Point. Such Transportation Specifications, or relevant portions therein, shall be made available upon request to the extent authorized within the relevant transportation agreement and shall be no more restrictive than typical agreements for transport of Fuel on rail lines, highways or barges transporting Fuel to or from Delivery Point(s) for third parties or to and from other delivery points in the vicinity of the Delivery Point.

“Transporter” means the entity or entities transporting Fuel on behalf of Seller to and at the Delivery Point or on behalf of Buyer or Buyer’s designee from the Delivery Point.

“Unit Train” means a train with capacity sufficient to hold the number of Tons of Fuel for delivery from the Source(s) as specified in the relevant Confirmation.

“Western Mine” means a coal mine that is located West of the Mississippi River.

*    *    *    *    *    *     *

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IN WITNESS WHEREOF, the Parties, by their respective duly authorized representatives, have executed this Master Agreement effective as of the Effective Date. This Master Agreement shall not become effective as to either Party unless and until executed by both Parties.

[*]

By:

Name:

Title:

Williamson Energy, LLC

By:	/s/ Michael J. Beyer

Name:	Michael J. Beyer

Title:	CEO

EXHIBIT A-1

TRANSACTION CONFIRMATION

[*]

Transaction Confirmation

Purchaser: [*]

Supplier:

Address:	[*]
[*]
Phone:	[*]
Fax:	[*]
Email:	[*]

This Transaction Confirmation confirms the agreement between [*] (“[*]”) and the Supplier with respect to the Transaction described below, and incorporates by reference the terms and conditions of the Master Fuel Purchase and Sale Agreement (“Master Agreement”) signed by the parties on                                          This Transaction Confirmation and the Master Agreement, constitute all of the terms and conditions of the binding agreement regarding this Transaction. Supplier agrees to deliver and [*] agrees to purchase Coal of the quality and quantity and at the price stated in this Transaction Confirmation, subject to the terms and conditions of the Master Agreement1.

Transaction Date:	Transaction Number:

Product: Coal, as defined in the Master Agreement

Contract Term:

Contract Price:

Contract Tonnage:

Tonnage Flexibility (if offered):

Option Tonnage (if offered):

[1]	Capitalized terms have the definitions set forth in the MCSA.

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Delivery Point:

Reject Specifications: Supplier shall tender Coal that: (I) on an individual Barge basis conforms to each of the Individual Barge Reject Specifications set forth below; and (2) on a monthly weighted average basis conforms to the Monthly Average Specifications set forth below.

Quality Specifications:

Characteristics:	Guaranteed Monthly Average Specifications	Individual Barge Reject Specifications
BTU/lb. (Min.)
% Ash (Max.)
Lbs. S02/MMBTU (Max.)
% Moisture (Max.)
Grind (HGI) (Min.)
Volatile Matter (Min.)
Size
% Fines (Max.) -passing a 1⁄4” screen
REDUCING ATMOSPHERE
Initial Deformation
Softening (H=W)
Softening (H=1/2 W)
Fluid

Payment Terms:

Governing Weights: At load point, via certified third party barge drafting, MLI

Governing Samples: At load point via tested Tema mechanical sampler.

Sampling Person:	Per Master Agreement

Other:

Analysis Person:	Per Master Agreement

Other:

Quality Adjustments:

Exceptions to the Master Agreement:

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This Transaction Confirmation will not be a binding Transaction until it is signed by Supplier and returned to [*] by mail, facsimile or mutually acceptable electronic means.

Supplier:	Purchaser:

[*]

By:		By:

Title:		Title:

Date:		Date:

EXHIBIT B

TO THE MASTER FUEL PURCHASE AND SALE AGREEMENT

EXISTING TRANSACTIONS

EXHIBIT C

TO MASTER FUEL PURCHASE AND SALE AGREEMENT

Notices and Payment

NOTICES & CORRESPONDENCE

[*]	[ ]
Overnight mail: [*]	Overnight mail: [ ]
Regular mail: [*]	Regular mail: [ ]
[*]	[ ]

Attn: [*]	Attn: [ ]
Fax No.: [*]	Fax No: [ ]
Phone No.: [*]	Phone No.: [ ]

[*]	[ ]
Overnight mail:	Overnight mail: [ ]
Regular mail: [*]	Regular mail: [ ]
[*]	[ ]

INVOICES

Attn: [ ]	Attn: [ ]
Fax No: [ ]	Fax No: [ ]
Phone No.: [ ]	Phone No.: [ ]

PAYMENTS

[*]	[ ]

Attn: [ ]	Attn: [ ]
ABA Routing No.: [ ]	ABA Routing No.: [ ]
Account No.: [ ]	Account No.: [ ]

or to such other address as [*] or [                    ] shall from time to time designate by notice properly addressed and given to the other Party.

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[*]	indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

[*]

Transaction Confirmation

Seller:	Williamson Energy, LLC	Buyer:	[*]

Address:	11622 Chestnut Hill Drive	Address:	[*]
	Matthews, NC 28105		[*]
Phone:	(704) 846-8248	Phone:	[*]
Fax:	(704) 844-0569	Fax:	[*]
Email:	jcaldwell@clineres.com	Email:	[*]

This Transaction Confirmation confirms the agreement between [*] (“Buyer”) and Williamson Energy, LLC (“Seller”) (collectively the “Parties”) with respect to the Transaction described below, and incorporates by reference the terms and conditions of the Master Fuel Purchase and Sale Agreement entered into on August 16, 2007, with the exceptions noted below (“Master Agreement”). This Transaction Confirmation and the Master Agreement constitute all or the terms and conditions of the binding agreement regarding this Transaction Seller agrees to deliver and Buyer agrees to purchase Coal of the quality and quantity and at the price stated in this Confirmation, subject to the terms and conditions of the Master Agreement.1

Transaction Date:	October 2, 2007	Confirmation ID:	507002

Product:	Coal

Contract Term:	January 1, 2009 – December 31, 2018

Contract Price:	January 1, 2009 – December 31, 2009	First 750,000 tons	[*]/ton
		Remaining 500,000 tons	[*]/ton

	January 1, 2010 – December 31, 2010	First 750,000 tons	[*]/ton

	January 1, 2010 – December 31, 2010	First 750,000 tons	[*]/ton
		Remaining 750,000 tons	[*]/ton

	January 1, 2011 – December 31, 2018	[*]

Contract Re-Opener: A new Contract Price will be established through good faith negotiations between Buyer and Seller for the following two-year periods within the Term, subject to the provisions herein:

January 1, 2011 through December 31, 2012

January 1, 2013 through December 31, 2014

January 1, 2015 through December 31, 2016

January 1, 2017 through December 31, 2018

[1]	Capitalized terms have the definitions set forth in the Master Agreement.

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Buyer and Seller agree to initiate discussions no later than July and make reasonable efforts to establish the Contract Price that will apply for the immediately following two-year period. In the event that Buyer and Seller are unable to reach agreement and establish a Contract Price on or before September 1st for this two- year period, the Contract Price shall be determined by binding arbitration before three arbitrators. Each Party shall select one arbitrator, and a third arbitrator shall be selected by the two arbitrators previously selected by the Parties.

Each Party shall submit to the arbitrators and exchange with each other no later than twenty (20) days in advance of the arbitration hearing their last best offers for the Contract Price that will apply for the immediately following two-year period. Such offers may be accompanied or followed by any supporting paper submissions (including initial and reply submissions) and market data regarding same. The arbitrators shall be limited to awarding only one or the other of the last best offers that are submitted as set forth above. This award shall be based upon which last best offer most accurately reflects the delivered price per Btu paid by willing, unaffiliated third-party buyers in arms’ length transactions, for coal sourced from the Illinois Basin. The decision by the arbitrators shall be rendered no later than November 15th for the immediately following two-year period. In considering the submissions and making a decision, the arbitrators shall give more weight to larger, longer-term (non-spot) contracts that are executed near in time to the date of arbitration, and shall take into account quality differences.

Contract Tonnage:	14,750,000 tons (1,250,000 tons in 2009 and 1,500,000 tons per year in 2010 through 2018)

Delivery Point:	FOB Barge at Calvert City Terminal (Tennessee River, MP 14)

Alternate Delivery Point: An alternate Delivery Point (FOB Barge) may be utilized provided that the Contract Price is increased/decreased to provide Buyer with the same delivered cost/MMBtu. Within 60 days of execution of this Confirmation, Buyer shall obtain a barge transportation rate from its transportation provider at or near Milepost 784.0 and Milepost 793.3 on the Ohio River, and provide the information to Seller with the barge transportation rate differential between for each of these Alternate Delivery Points and the Calvert City Terminal, which may be adjusted from time to time.

Sources: Pond Creek No 1, Johnston City, Williamson County, Illinois. Seller shall be entitled to offer to deliver coal from a substitute source, including without limitation Sugar Camp and/or Deer Run, subject to the provisions of Article 3.6 of the Master Agreement, which include the requirement that Buyer provide its prior written approval for the specific substitute source. Upon receipt of an offer, the Parties will meet to negotiate acceptable terms under which coal will be delivered from such substitute source.

Specifications: Supplier shall tender Coal that: (1) on an individual barge or train basis conforms to each of the Individual Shipment Reject Specifications set forth below; and (2) on a monthly weighted average basis conforms to the Guaranteed Monthly Average Specifications set forth below.

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Quality Specifications:

Characteristics:	Guaranteed Monthly Average Specifications	Individual Shipment[2] Reject Specifications
BTU/lb. (Min.A)	[*]	[*]
% Ash/MMBTU	[*]	[*]
Lbs. SO2/MMBTU	[*]	[*]
% Moisture	[*]	[*]
(HGI) (Min.)	[*]	[*]
Volatile Matter (Min.)	[*]	[*]
Size	[*]
Fixed Carbon	[*]	[*]
Chlorine	[*]	[*]
%Fines (Max.) -passing a 1⁄4” screen	[*]	[*]
REDUCING ATMOSPHERE
Initial Deformation	[*]	[*]
Softening (H=W)	[*]	[*]
Softening (H=1/2 W)	[*]	[*]
Fluid	[*]	[*]

Payment Terms: For all Coal Shipments delivered to Buyer between the 1st and 15th days of any calendar month, Buyer shall make payment within seven (7) days after receipt of Seller’s invoice, or by the 25th day of such month, whichever is later. For all Coal Shipments delivered by Seller between the 16th and the last day of any calendar month, Buyer shall make payment within seven (7) days after receipt of Seller’s invoice, or by the 10th day of the next succeeding month, whichever is later. All quality adjustments shall be invoiced on a monthly basis, and will be paid through or credited against payment of the next succeeding invoice. Seller’s invoice shall include the following information: purchase order or contract ID number, commodity type, tonnage, price, quality adjustments (including cost per ton), invoice number, payment terms, date loaded, barge or train number, loading point, and subtotals for the quality adjustments and commodity type. Buyer shall remit payment by electronic transfer to Seller with reference to Seller’s invoice number(s).

All invoicing correspondence shall be sent to: [*]

Governing Weights:	Rail weights at the source will govern. In the event that an alternate origin is used and deliveries are transloaded onto barges from truck deliveries, barge draft weights will then govern.

Governing Samples:	Seller, Origin

Governing Laboratory:	Mineral Labs, Inc. Salyersville, KY

[2]	A shipment shall mean one unit train or one individual barge

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Sampling Person:		Per Master Agreement

	X	Other:	Seller

Analysis Person:		Per Master Agreement

	X	Other:	Buyer

Quality Adjustments:

BTU Adjustment:

Each month, Buyer shall calculate a BTU adjustment for Shipments during each calendar month as follows:

$/ ton = [(Actual BTU – [*] BTU)/[*] BTU * Contract Price ]

Moisture Adjustment:

For each barge with % Moisture greater than [*], an adjustment of [*]/ton for each one percent or part thereof greater than [*] shall apply as follows:

[(($/ton = [*] Moisture - As Received % Moisture) ÷ 1%) * [*]]

This calculation shall be determined by utilizing four significant digits

This Moisture Adjustment is based on the weighted average contract price of [*] per ton for 2009 and 2010 During each successive two-year contract period the Moisture Adjustment shall be increased or decreased for each percentage point of change, or part thereof, to reflect changes to the contract price relative to [*] per ton.

Exceptions to the Master Agreement:

1. Article 2: Term:

For purposes of this Transaction Confirmation the following Section 2.2 shall be applicable and replace the language of Section 2.2 of the Master Agreement:

2.2 Termination Due to Operational Issues or Environmental Compliance If, at any time during the term of this transaction, and regardless of whether a change in Environmental Related Requirements has occurred, and Buyer can present evidence that reasonably demonstrates that a material operational problem or a material environmental compliance problem has resulted from a material change in the components or characteristics of Seller’s coal or the products of its combustion subsequent to the conclusion of the Test Period (including, without limitation, nitrogen oxide emissions, mercury emissions, chlorine emissions, particulate emissions, and carbon emissions) or any other constituent or properly of the coal not otherwise specified herein, Buyer may terminate this Agreement or such Transaction by giving Seller written notice thereof, which shall specify the effective date of termination and shall be given at least ninety days prior to such date. Upon receipt of such notice, the Parties shall immediately enter into discussions in a good-faith effort to resolve the problem Seller

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shall have the right to propose processes or approaches to resolve the problem If such discussions fail to resolve such problem in a manner that, in Buyer’s judgment, is reasonable and would not impose an unreasonable additional expense on Buyer and if Buyer does not agree to extend the termination date pending further discussions or analysis, then the Agreement or such Transaction shall terminate as of the date specified in the initial notice. This provision shall not apply to the extent the operational problem arises solely as the result of operational changes made by Buyer, and such changes were not required to be made to comply with changes in environmental laws, rules, regulations and mandates or to respond to changes in coal characteristics relative to those coal characteristics experienced during any Test Period, as that term may he defined in a Transaction Confirmation.

2.	For purposes of this Transaction, the following Article 2.4 shall be added to Article 2 of the Master Agreement

2.4 Termination Period for Fuel that Is Incompatible with Intended Use. Seller recognizes there is some potential that specified Fuel may meet all specified quality standards, but upon actual combustion will not be compatible with Buyer’s facility either as currently configured or as it may be with the addition of a scrubber for the reasons set forth in subsections a) or b) below. Therefore, notwithstanding any provision in the Master Agreement or any other provision of this Confirmation that may conflict, and in addition to and not in lieu of any other rights of termination that may exist, this provision shall operate to provide Buyer with a right to terminate without penalty or damages by giving 30 days’ prior written notice at any time prior to the May 15, 2008, under the following conditions, even if the Fuel meets all quality specifications and other requirements set forth herein:

a) in Buyer’s sole opinion the use of the Fuel source results in emissions relating to the sulfur, NOX (NO and NO2), mercury, particulates or other chemical content of the Fuel that exceed the stack emission limitations at the facility of Buyer (including, without limitation, permits issued to the facility and the limitations under the Clean Air Act Amendments of 1990);

b) in Buyer’s sole opinion the use of the Fuel results in decreased heat rate, slagging, damage to the facility, maintenance requirements in excess of normally experienced maintenance, or other significant operational problems with respect to the facility of Buyer;

In the event that either of the events described in a) or b) above have occurred, Buyer may provide a written notice to Seller of its intent to terminate 30 days or longer after Seller’s receipt of notice, which notice shall include written documentation demonstrating said events and the causes thereof. During the period between notice and the termination date set forth in the notice, the Parties shall meet and confer in good Faith and shall use commercially reasonable efforts to identify steps to mitigate or resolve the compatibility issues identified above, which shall include inspections of Buyer’s facility, the use of third party consultants to examine operating issues at said facility, and/or the use of Supplier’s coal at other facilities of Buyer. In the event that Buyer determines, in its sole discretion, that these steps will not mitigate or resolve said issues, the termination date set forth in the notice shall be effective, unless Buyer and Supplier agree to a subsequent termination date and neither Buyer nor Supplier will have future obligations to buy or to continue deliveries on and after the termination date. After May 15, 2008 Buyer shall have no right to terminate this Transaction pursuant to this Article 2.4.

3.	For purposes of this Transaction, Article 3.2 of the Master Agreement shall be amended to add the following provision after the first sentence of Article 3.2:

Prior to Buyer reselling the Coal to any Buyer’s Customer, Buyer shall notify Seller in writing of its Intention to resell such Coal. The written notice shall specify the quantity of Coal and time period for delivery of Coal that Buyer proposes to resell. Following receipt of such notice, Seller shall have the lesser of twenty-four hours or noon of the next Business Day to confirm its purchase of all or part of the quantity earmarked for resale. If, during this period, Seller and Buyer cannot mutually agree on a price for the repurchase of such Coal by Seller then: (a) Seller shall forfeit its option to buy back the Coal; and (b) Buyer shall be entitled to resell such Coal during the following thirty (30) day period. All other provisions of Section 3.2 shall apply.

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4.	For purposes of this Transaction, a new Article 3.4(f) shall be added as follows:

3.4(f) Freeze Conditioning. Seller shall, upon the determination that it is reasonably prudent and necessary and in accordance with acceptable industry practice, freeze condition the coal delivered under this Agreement with a diethylene glycol or calcium chloride based product, or other product mutually acceptable to Buyer and Seller. Freeze conditioning shall begin on November 15 and continue through March 15 (“Treatment Season”), subject to Seller’s determination of necessity for a given shipment(s). Buyer shall pay to Seller the application fee plus the cost of the freeze conditioning product applied to the coal delivered to Buyer.

Seller shall provide Buyer a copy of the MSDS data sheet for the product Seller intends to use as part of the freeze proofing process and shall update this information either 1) annually for each Treatment Season, or 2) in the event that Seller changes to another product to achieve this purpose.

Seller shall provide Buyer with an invoice reflecting the per ton cost of the application, and advise Buyer at least thirty (30) days prior to the beginning of the applicable Treatment Season. Said price shall be fixed and in effect for the applicable Treatment Season. Buyer shall be entitled to review or audit documents necessary to confirm all such application costs.

5.	For purposes of this Transaction, Article 3.7 of the Master Agreement shall be deleted in its entirety and shall be replaced with the following provision:

3.7 Taxes and Other Liabilities. The term “Governmental Imposition” as used in this Confirmation means taxes or fees, or other costs imposed directly upon Seller by any government or governmental or administrative agency or additional cost arising from any new or change in any existing governmental or administrative law or regulation, including its interpretation or enforcement, directly affecting the cost of selling, mining, production, processing, or loading of Coal.

For the initial two-year term and as of the date the Contract Price is determined for each successive two-year term, the Contract Price is intended and hereby deemed to include all costs incurred or to be incurred by Seller with respect to all applicable taxes, fees, and other costs related to any surface or underground mine regulatory statutes, administrative regulations and rulings, and local ordinances in effect and as enforced and construed as of the Effective Date, which for purposes of any successive two-year term shall be the effective date of the reset Contract Price.

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In the event that from and after the initial Effective Date, and from and after each successive effective date upon which the Contract Price is determined for a successive two-year term, any change in an existing or promulgation at a new federal or state statute, administrative regulation or ruling or local ordinance or amendment imposes, removes, increases or decreases any Governmental Imposition, Seller shall give Buyer written notice thereof, along with detailed documentation of such base cost of the Governmental Imposition and detailed calculation of its effect. Seller shall provide with such notice, detailed provisions relating to the change or promulgation. After such notice has been given and Buyer has conducted any review of the Governmental Imposition that Buyer deems necessary for verification purposes, a Contract Price adjustment (up or down, as appropriate) shall be made to the applicable Contract Price for the full cost or savings associated with the enactment or repeal of such Governmental Imposition applicable to the Fuel, to be made effective on the later of the date of notice from Seller or the compliance date of the Governmental Imposition If the change is imposed on a cents per ton basis or as a percentage of the Contract Price, then the adjustment shall be calculated accordingly If the change is not imposed on a cents per ton basis or as a percentage of the Contract Price, Seller will calculate the per ton impact on a pro rata basis and the Contract Price shall change accordingly.

No Contract Price adjustment shall be made hereunder for changes in cost which result from the following: (i) any civil or criminal money fine or penalty imposed as the result of a failure by Seller to comply with any statute, administrative regulation or ruling, local ordinance, or judgment, order or decree of any court unless Buyer shall have specifically authorized in writing the incurring of such fine or penalty; or (ii) any change in the millage rate or valuation of property for purposes of assessing any existing ad valorem tax or unmined mineral tax.

Notwithstanding any of the foregoing, if the total adjustment to the applicable Contract Price for a Government Imposition under these provisions cumulatively exceeds [*] per ton and a Party objects in writing to adjusting the Contract Price by an amount in excess of [*] per ton, then the objecting Party shall have the right to terminate this Confirmation, by written notice, without penalty or obligation to pay damages with respect to either Party upon the expiration of no less than thirty (30) days following such written notice to the other Party, except that Seller shall not have any such right to terminate this Confirmation if the adjustment to the applicable Contract Price to account for the repeal or reduction of a Government Imposition is commensurate with the reduction of Seller’s costs as a result of such repeal or reduction. However, either Party may elect to absorb the Contract Price change in excess of the [*] per ton limit, and the Confirmation shall continue (For example, it the federal government increases the Black Lung Excise tax by [*] per ton and Buyer does not agree to increase the Contract Price by [*] per ton and elects to terminate this Confirmation, the Seller would have the option to increase the Contract Price by [*] per ton and the Confirmation would continue.)

6.	For purposes of this Transaction, Article 6 2 of the Master Agreement shall be deleted in its entirety and shall be replaced with the following provision:

6.2 Netting and Setoff If under any Transaction under this Master Agreement, the Parties are required to pay any amount on the same day or in the same month, then such amounts with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through netting, in which case the Party. If any, owing the greater aggregate amount may pay to the other Party the difference between the amounts owed Each Party reserves to itself all rights, setoffs, counterclaims, combination of accounts, liens and other remedies and defenses that such Party has or may be entitled to (whether by operation of law or otherwise). Netting and setoff pursuant to this provision shall not apply with respect to the Transaction Confirmation entered into by the Parties on August 24, 2007 and the Transaction Confirmation entered into by the Parties on February 14, 2008.

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7.	For purposes of this Transaction, Article 7.4 shall be deleted in its entirety and shall be replaced with the following provision:

7.4 Termination Rights. If an event of complete or partial Force Majeure persists for a continuous period of one-hundred sixty (60) days, and prevents the delivery of not less than 250,000 tons of coal, then the Party not claiming Force Majeure shall have the option, upon three days’ prior written notice, to terminate the affected Transaction to the extent affected and the associated obligations of the Parties thereunder (other than obligations to make undisputed payments then due).

8.	For purposes of this Transaction, Article 8.1 of the Master Agreement shall be deleted in its entirety and shall be replaced with the following provision:

8.1 Events of Default. An event of default (“Event of Default”) under a Transaction with respect to a Party (the “Defaulting Party”) shall mean any of the following:

(a) the failure of the Defaulting Party tinder a Transaction to pay when due any undisputed payment and such failure is not remedied within five (5) Business Days after written notice thereof (provided the payment is not subject to a good faith dispute as described in Section 6.1(c));

(b) the failure of the Defaulting Patty to comply with its other material obligations under a Transaction covered by this Master Agreement and such failure continues uncured for five (5) Business Days after written notice thereof, provided that if it shall be impracticable or impossible to remedy such failure within such five (5) Business Day period, the cure period shall be extended for an additional period reasonably necessary to remedy such failure (but in no event longer than thirty (30) days) subject to the condition that during the additional period, the Defaulting Party shall be diligently pursuing a remedy for the failure;

(c) the Defaulting Party shall be subject to a Bankruptcy Proceeding; or

(d) any representation or warranty made by a Party herein under a Transaction shall prove to be untrue in any material respect when made, and such untruth materially and detrimentally in-pails basis of the bargain between the Parties and their performance of the Transaction.

With the exception of Section 8.1(c) above, none of the above-referenced Events of Default under the Transaction Confirmation entered into by the parties on August 24, 2007 and the Transaction Confirmation entered into by the par ties on February 14, 2008 shall grant the Non-Defaulting Party a right of cross default.

9. For purposes of this Transaction, the definition of “Shipment” shall mean one individual barge or one barge “load.”

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This Transaction Confirmation will not be a binding Transaction until it is signed by Seller and returned to [*] Buyer by mail, facsimile or mutually acceptable electronic means.

Seller:		Buyer:
Williamson Energy, LLC		[*]

By:	/s/ Michael J. Beyer	By:

Title:	CEO	Title:

Date:	61-28-08	Date:

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

[*]

August 26, 2010

Mr. Michael Moran

Williamson Energy, LLC

11622 Chestnut Hill Drive

Matthews, NC 28105

RE:	2011-2012 Contract Price (Contract ID 507002)

Amendment One

Reference is made to the Transaction Confirmation between Williamson Energy. LLC (“Williamson”) and [*] (“[*]”) (collectively the “Parties”) having a Transaction Date of October 2, 2007 and a Contract Term of January 1, 2009 through December 31, 2018.

This Amendment One (the “Amendment”) to the above referenced Transaction Confirmation establishes the Contract Price, as that term is defined within the Transaction Confirmation, for deliveries of the Product during the period January 1, 2011 through December 31, 2012, except for any deliveries after January 1, 2011 that are properly attributable to 2010 in order to fulfill the quantity requirement for 2010. The Contract Price for the period January 1, 2011 through December 31, 2012 shall be:

January 1, 2011 – December 31, 2011	[*]/ton

January 1, 2012 – December 31, 2012	[*]/ton

It is further agreed that the Parties have fully complied with the requirements set forth in that portion of the Transaction Confirmation captioned “Contract Re-Opener” with respect to the 2011-2012 period.

Except with respect to establishing the Contract Price set forth above, all other provisions of the Transaction Confirmation shall remain in place, including the incorporation by reference of the terms and conditions of the Master Fuel Purchase and Sale Agreement (“Master Agreement”) entered into on August 16, 2007, and including the exceptions to the Master Agreement set forth in the Transaction Confirmation. For the removal of doubt and not as a limitation, provisions within the Master Agreement as modified and supplemented by the Transaction Confirmation that operate to establish an adjustment to the Contract Price under conditions specified therein remain in full force and effect with any such adjustments being made to the Contract Price set forth above in this Amendment. This Amendment, the Transaction Confirmation and the Master Agreement constitute all of the terms and conditions of the binding agreement regarding this Transaction. Seller agrees to deliver and Buyer agrees to purchase Product of the quality and quantity and at the price stated in the Transaction Confirmation, subject to the terms and conditions of this Amendment and the Master Agreement.

To the extent that deliveries are made after January 1, 2011, that are properly attributable to 2010, such deliveries shall be subject to the pricing provisions in effect for 2010 deliveries.

It is further agreed that as of August 26, 2010 (the “Effective Date”), there are no outstanding disputes or claims by either Party against the other, including without limitation claims pursuant to Section 3.7 of the Transaction Confirmation “Taxes and Other Liabilities.” Therefore, with respect to any of the Product that has been paid for prior to the Effective Date, each Party hereby waives any right to seek a retroactive price adjustment and each releases the other from any and all future claims with respect to past or future periods with respect to such Product that has been paid for prior to the Effective Date.

Acceptance of this Amendment is acknowledged by signature below.

[*]	Williamson Energy, LLC

By:	By:	/s/ Michael J. Beyer

Name:	Name:	Michael J. Beyer

Title:	Title:	CEO

Date:	Title:	9-9-10

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

[*]

January 2, 2013

Mr. Michael Moran

Williamson Energy, LLC

11622 Chestnut Hill Drive

Matthews, NC 28105

RE:	2011-2012 Contract Price (Contract ID 507002)

Amendment Two

Reference is made to the Transaction Confirmation between Williamson Energy, LLC (“Williamson”) and [*] (“[*]”) (collectively the “Parties”) having a Transaction Date of October 2, 2007 and a Contract Term of January 1, 2009 through December 31, 2018.

The Parties hereto agree that this Amendment Two (the “Amendment Two”) to the above referenced Transaction Confirmation establishes the following for the period January 1, 2013 — December 31, 2014 (“2013-2014 Delivery Period”):

1.	The Contract Price, as that term is defined within the Transaction Confirmation, for deliveries of the Product during the 2013-2014 Delivery Period shall be:

January 1, 2013 — December 31, 2014	[*]/ton

2.	The Delivery Point is SiTran Dock, Ohio River MP 817.5.

3.	An Alternative Delivery Point (FOB Barge) may be utilized by Seller during the 2013-2014 Delivery Period, provided that the Contract Price shall be increased/decreased to provide Buyer with the same delivered cost/MMBtu as deliveries to SiTran Dock. Upon Seller’s request to utilize an Alternative Delivery Point, Buyer shall obtain a barge transportation rate from its transportation provider and provide the information to Seller with the barge transportation rate differential between the SiTran Dock and the Alternative Delivery Point, which may be adjusted from time to time.

4.	Sources will include those listed in the Transaction Confirmation including Hillsboro Energy LLC’s Deer Run Mine and Buyer hereby approves Hillsboro Energy LLC’s Deer Run Mine as a Source, provided that Seller’s shipments meet the specifications herein.

5.	The Quality Specifications are as follows:

Quality Specifications: Coal quality shall be determined on an “As Received” basis, unless otherwise noted on a Dry Basis. Solely for determining the Monthly Weighted Average SO2 content of the coal delivered by Seller, the following procedure shall apply:

Seller shall deliver one part of the sample taken by the Sampling Person at the Delivery Point to the Analysis Person in accordance with Section 4.4(d)(i) of the Master Fuel Purchase and Sale Agreement (“Master Agreement”), and shall deliver one part of the sample taken by the Sampling Person at the Delivery Point to Seller’s independent certified laboratory (“Seller’s Laboratory”). In the event that the Governing Analysis (Buyer’s Analysis Person) Monthly Weighted Average SO2 content triggers the Buyer’s suspension rights, the results of the analysis conducted by the Analysis Person, and the results of the analysis conducted by Seller’s Laboratory (both of which shall be conducted in accordance with then-current published applicable ASTM standards), shall be exchanged and averaged by the parties to calculate the Monthly Weighted Average SO2 content of the coal delivered by Seller. If the results of an independent referee analysis establish that the Analysis Person’s analysis is not within ASTM (interlaboratory) Reproducibility Limits in accordance with Section 4.4(i) of the Master Agreement, the independent referee analysis for such shipment shall be utilized in calculating the Monthly Weighted Average SO2 content of the coal delivered by Seller.

Characteristics:	Guaranteed Monthly Average Specifications	Monthly Average SO2 Suspension’ Specification	Individual Shipment[2] Reject Specifications
BTU/lb. (Min.)	[*]		[*]
% Ash/MMBTU	[*]		[*]
Lbs. S02/MMBTU	[*]	[*]	[*]
% Moisture	[*]		[*]
Grind (HG1) (Min.)	[*]		[*]
Volatile Matter (Min.)	[*]		[*]
Size	[*]
Fixed Carbon	[*]		[*]
Chlorine	[*]		[*]
%Fines (Max.) -passing a 1/4” screen	[*]		[*]
REDUCING ATMOSPHERE
Initial Deformation	[*]		[*]
Softening (H=W)	[*]		[*]
Softening (H=1/2 W)	[*]		[*]
Fluid	[*]		[*]

In addition to the events set Forth in Section 5.3 of the Master Agreement, if Seller fails to meet the Monthly Average SO2 Suspension Specification in any calendar month, the rights and obligations set forth in Section 5.3 of the Master Agreement shall apply, except as modified as follows: a) if a suspension occurs, Seller shall reasonably demonstrate that it will comply with the Monthly Weighted Average SO2 Suspension Specification, whether through adjusted blending operations or otherwise, and upon such reasonable demonstration Buyer shall permit deliveries to resume, and b) if there are two suspensions based upon Monthly Weighted Average SO2 suspension limits within a three month period, the option set forth in the last sentence of Section 5.3 of the Master Agreement shall apply.

[2]	A shipment shall mean one unit train or one individual barge.

6.	The Moisture Adjustment in the Transaction Confirmation shall be replaced with the following: Moisture Adjustment:

For each barge with % Moisture greater than [*], an adjustment of [*]/ton for each one percent or part thereof greater than [*] shall apply as follows:

[(($/ton [*] Moisture — As Received % Moisture) ÷ 1%) $[*]]

This calculation shall be determined by utilizing four significant digits.

Except with respect to establishing the provisions set forth above, all other provisions of the Transaction Confirmation shall remain in place, including the incorporation by reference of the terms and conditions of the Master Agreement entered into on August 16, 2007, and including the exceptions to the Master Agreement set forth in the Transaction Confirmation. For the avoidance of doubt and not as a limitation, provisions within the Master Agreement as modified and supplemented by the Transaction Confirmation that operate to establish an adjustment to the Contract Price under conditions specified therein remain in full force and effect with any such adjustments being made to the Contract Price set forth above in this Amendment Two. This Amendment Two, the Transaction Confirmation and the Master Agreement constitute all of the terms and conditions of the binding agreement regarding this Transaction. If this Amendment Two is executed in counterparts, each counterpart shall be deemed an original.

It is further agreed that the Parties have fully complied with the requirements set forth in that portion of the Transaction Confirmation captioned “Contract Re-Opener” with respect to the 2013-2014 period.

With respect to the Delivery Period ending on or before December 31, 2012 (the “2011-2012 Delivery Period”), it is further agreed that as of December 10, 2012 (the “Effective Date”), there are no outstanding disputes by either Party against the other. With respect to deliveries already made in the 2011-2012 Delivery Period, Seller confirms that as of the Effective Date, it is aware of no Governmental Impositions that would give rise to a claim made pursuant to Section 3.7 of the Transaction Confirmation “Taxes and Other Liabilities.” With respect to Delivery Periods beginning on January 1, 2015, except as expressly set forth herein, each party reserves all of its rights regarding the matters disputed in the arbitration proceeding that was initiated by the parties in October 2012, and this Amendment Two shall not be construed as a resolution of any such matters except as expressly set forth herein.

This Amendment Two is for the 2013-2014 Delivery Period only. For the period January 1, 2015 — December 31, 2018, none of the terms set forth in this Amendment Two shall have any further force and effect, and all terms and conditions within the Transaction Confirmation and Master Agreement in effect prior to this Amendment Two shall be in full force and effect without regard to this Amendment Two, including, but not limited to, the Guaranteed Monthly Average Specifications, the Individual Shipment Reject Limitations, Moisture Adjustments and the definition of Sources which, as of January 1, 2015, will not include approval to blend Hillsboro Energy LLC’s Deer Run Mine coal as an approved substitute source.

Capitalized terms not defined in this Amendment Two shall have the meaning given them in the Transaction Confirmation or Master Agreement, as applicable.

Acceptance of this Amendment is acknowledged by signature below.

[*]	Williamson Energy, LLC

By:	By:	/s/ Michael J. Beyer

Name:	Name:	Michael J. Beyer

Title:	Title:	CEO

Date:	Title:	January 3, 2013

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